UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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PrivateBancorp, Inc.
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April 10, 2015
Dear Fellow Stockholders:

I hope you will join me at our 2015 annual meeting of stockholders on Thursday, May 21st at the Standard Club, 320 South Plymouth Court in Chicago, Illinois. Our Board of Directors and executive team will be there to ask for your support on the items on our agenda and to answer questions about the Company. Information about the matters to be voted on at the meeting is provided in the attached proxy statement.
The first matter on the agenda is the election of directors. All director terms will expire at the annual meeting and each of our director nominees is being elected to a one-year term as we complete the previously approved transition to annual election of directors. In addition to completing our Board de-classification, we have had some changes in our board composition over the past year. First, we were pleased to add Michelle Collins to our Board when one of our Board members (who had joined us in 2007 in connection with a private equity investment in the Company) stepped down in November 2014. Ms. Collins brings strong corporate finance and analytic skills from her investment banking background, and she is already offering fresh perspectives that enhance our Board discussions. Another change will occur at the Annual Meeting when Bob Coleman will retire from the Board. Mr. Coleman has served the Company with distinction as a valued director for over 25 years since the Company’s inception. As part of our ongoing planning for orderly Board succession, we will continue to consider diversity of experience, age, gender and background in recruitment of qualified directors.
We are also requesting your approval at the annual meeting of our executive compensation for 2014. Pay-for-performance is fundamental to our executive compensation programs, and we structure them to incent behaviors critical to our success. With another strong year in 2014, we believe our programs are serving the Company well and are working to drive achievement of both financial and strategic plans. The Board continues to emphasize longer-term goals in our executive compensation programs and, in 2014, a substantial portion of the equity awarded to our executive officers was in the form of performance share units, or PSUs, linked to the achievement of three-year profitability goals. In 2014, we introduced an additional metric to the performance criteria - three-year stock price performance relative to an index of mid-size banks. This feature enhances the alignment of executives’ personal interests with those of our stockholders. We hope you support our actions to link pay and performance and vote "yes" on this proposal.
Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote your shares. You may vote over the internet, via telephone or by mail as described in the proxy materials. If you hold shares through a bank or broker, you must instruct them how to vote to ensure your shares are voted on all matters.

Sincerely,

James M. Guyette Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 21, 2015
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 21, 2015, at 9:00 a.m. local time.
The meeting is for the purpose of considering and voting upon the following matters:

1.	Election of ten directors nominated by the Company and identified in the accompanying proxy statement;

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	An advisory (non-binding) vote to approve 2014 executive compensation; and

4.	To conduct such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment(s) of the meeting.
The Board of Directors has fixed March 27, 2015 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof. Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the Company to solicit additional proxies. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at 120 South LaSalle Street, Chicago, Illinois 60603, for a period of 10 days prior to the meeting and will also be available at the meeting.

By order of the Board of Directors,

Jennifer R. Evans General Counsel and Secretary
April 10, 2015

i

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 21, 2015
GENERAL INFORMATION
Solicitation and Voting of Proxies
These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. (the "Company"), a Delaware corporation, of proxies to be used at the Company’s 2015 Annual Meeting of Stockholders and at any adjournments or postponements of such meeting (the "Annual Meeting"). The meeting is scheduled to be held on May 21, 2015, at 9:00 a.m. local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604.
This proxy statement, together with the Company’s 2014 Annual Report to Stockholders, the Company’s 2014 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2014, and a proxy card, are first being made available or distributed to our stockholders of record on or about April 10, 2015.
We are using the Securities and Exchange Commission’s "e-proxy" rule that allows us to deliver proxy materials via the Internet instead of mailing printed copies of the proxy statement and other proxy materials to each stockholder. On April 10, 2015, we distributed to stockholders of record, except to those stockholders who have previously requested hard copies of all proxy materials, a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically and how to submit votes electronically. This notice also contains instructions on how stockholders may, if desired, request a printed copy of our proxy materials. Stockholders who have previously elected not to receive materials via the internet will receive a copy of our proxy materials by mail.
Stockholders are requested to vote via the Internet, by telephone, or by completing, signing and dating the accompanying proxy card and returning it promptly. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors that are properly completed and timely received will be voted in accordance with the directions given. When no instructions are indicated for any or all of the proposals, proxies will be voted "FOR" the election of each of the director nominees named in the accompanying proxy statement, "FOR" the ratification of the appointment of the Company's Independent Registered Public Accounting Firm, and "FOR" the approval of our 2014 executive compensation.
If you hold your shares in street name (through a third party such as a broker or a bank), it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1 of this proxy statement) and the approval of our 2014 executive compensation (Proposal 3 of this proxy statement). Your bank or broker does not have the ability to vote your uninstructed shares in the election of directors or other non-routine corporate governance matters or executive compensation matters. If you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf with respect to these proposals.
Other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments or postponements of the meeting, including whether or not to adjourn the meeting.
You may revoke your proxy at any time before it is exercised by: (1) filing a written notice of revocation with the Corporate Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date by mail, or by telephone or Internet if one of those methods was used for your initial proxy submission; or (3) attending the meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder (i.e., the bank, broker or other nominee through which you hold your shares) to vote personally at the meeting.

If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Alliance Advisors, LLC, at (973) 873-7700 or at:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2015: This proxy statement, our 2014 Annual Report on Form 10-K and the Company’s 2014 Annual Report to Stockholders are available at: www.envisionreports.com/PVTB.
Voting by Retirement Plan Participants
We also are soliciting voting instructions from participants in the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan (the "KSOP"). Participants in the KSOP will receive a Voting Direction Card representing the total shares allocated to the participant’s account in the KSOP. This Voting Direction Card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company (the "Trustee"), the trustee of the KSOP, with respect to the shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the KSOP Voting Direction Card is signed and returned or the participant has submitted his or her voting instruction via the Internet or by telephone as described on the Voting Direction Card. If Voting Direction Cards representing shares in the KSOP are not timely returned, or voting instructions are not otherwise timely received, those shares will be voted by the Trustee in the same proportion that it votes the shares for which it receives timely and properly completed participant voting instructions from the other participants in the KSOP and in accordance with the Employee Retirement Income Security Act, or ERISA.
If you own shares both through and outside of the KSOP, you will be required to vote those shares separately. To ensure your KSOP votes are counted, please submit your KSOP Voting Direction Card by the date and time noted on the card.
Cost of Proxy Solicitation
The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail and the Internet, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiaries. The Company has retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee of approximately $8,000 and reimbursement of the firm’s out-of-pocket expenses. The Company also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.
Voting Securities and Stockholders Entitled to Vote
The Board of Directors has fixed the close of business on March 27, 2015, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, the Company had outstanding 78,485,107 shares of common stock entitled to vote. Each outstanding share of voting common stock entitles the holder to one vote. As of that date, the Company had no shares of non-voting common stock outstanding. The Company’s Amended and Restated By-laws, as amended, state that a majority of the Company’s outstanding shares entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders. Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies. Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.
As to the election of directors, a stockholder may vote "FOR" election of each of the nominees proposed by the Board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Stockholders have no cumulative voting rights with respect to the election of directors. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares for the election of directors absent specific instruction from their customers. This is called a broker non-vote. As to Proposal 1 (election of directors), proxies marked "WITHHOLD" and broker non-votes will have no effect.

As to Proposal 2 (ratification of Ernst & Young LLP), a stockholder may vote "FOR" or "AGAINST" ratification or "ABSTAIN" from voting on the proposal. Approval of Proposal 2 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to Proposal 2 absent specific instructions from their customers. Proxies marked "ABSTAIN" and broker non-votes as to Proposal 2 will have the effect of a vote AGAINST ratification.
As to Proposal 3 (advisory vote to approve 2014 executive compensation), a stockholder may vote "FOR" or "AGAINST" approval or "ABSTAIN" from voting on the proposal. Approval of Proposal 3 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting. Proposal 3 is advisory in nature and therefore not binding, but the Board will consider the vote results. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares on Proposal 3 absent specific instructions from their customers. Proxies marked "ABSTAIN" as to Proposal 3 will have the effect of a vote AGAINST approval. Broker non-votes will have no effect on Proposal 3.
With respect to other matters that may properly come before the meeting, if any, unless otherwise required by law, our Amended and Restated Certificate of Incorporation or the rules of NASDAQ, such matters may be approved by the affirmative vote of the holders of a majority of the shares of the Company’s common stock present at the meeting, in person or by proxy, and entitled to vote.
Your vote is important. Prompt return of your proxy card(s) or your vote via the Internet or by phone is appreciated.

PROPOSAL 1: ELECTION OF DIRECTORS
The Company’s Board of Directors (the "Board") currently consists of 11 members. All members of the Board of Directors of the Company are also members of the Board of Directors of The PrivateBank and Trust Company (the "Bank"). As discussed below under "Corporate Governance - Director Independence," more than 2/3 of our Board members are "independent" as determined in accordance with NASDAQ listing standards.

With the completion this year of the declassification of our board of directors as provided in the charter amendment approved by stockholders in 2013, the current terms of all directors will expire at the 2015 Annual Meeting. Effective at that time, the Board has determined to decrease the size of the Board from 11 members to 10 members. The 10 nominees standing for re-election at the Annual Meeting, all of whom are currently serving as directors, will be standing for re-election to one-year terms to serve until the next annual meeting of stockholders. All of the nominees described below have indicated a willingness to serve, and the Board has no reason to believe that any of the nominees will not serve if elected.
Set forth below are the names, ages and certain background information of each of the director nominees and for the director whose term expires at the 2015 Annual Meeting of Stockholders. Also set forth below are the relevant experience, qualifications, attributes and skills of each nominee that led the Board of Directors to conclude that the director should continue to serve as a director of the Company.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
EACH OF THE TEN DIRECTOR NOMINEES.
Director Nominees
Norman R. Bobins (72) has been a director of PrivateBancorp and Chairman of The PrivateBank and Trust Company since July 2008. Since 2008, Mr. Bobins has served as the chief executive of Norman Bobins Consulting LLC. Mr. Bobins retired in 2007 as chairman, chief executive officer and president of LaSalle Bank, which was the 15th largest bank in the United States at the time. He joined LaSalle Bank in 1990 through its acquisition of Exchange National Bank of Chicago and had joined Exchange National Bank in 1981 as senior executive vice president and chief lending officer. Prior to that, Mr. Bobins was with American National Bank and Trust Company where he was senior vice president, holding various commercial lending positions over 14 years. He currently serves on the boards of directors of AAR Corp (NYSE: AIR), an aerospace and defense products and services provider, AGL Resources, Inc. (NYSE: AGL), a natural gas distributor, and Omega Healthcare Investors, Inc. (NYSE: OHI), a real estate investment trust which provides financing and capital to the long-term healthcare industry. Mr. Bobins is also chairman of the board of directors of RREEF America REIT II, Inc., a real estate investment trust. Until November 2014, he was also on the board of directors of Sims Metal Management Ltd. (NYSE: SMS), a metals recycling company. Mr. Bobins is also non-executive chairman of the board of Transco Inc., a diversified industrial company. A recognized civic leader in Chicago, Mr. Bobins is a former member of the Board of Education of the City of Chicago, having been appointed by Mayor Daley for four consecutive four-year terms. He is a former chairman of the board of trustees of WTTW Communications, Inc. and is currently on the boards of The Field Museum, Illinois Sports Facility Authority and Navy Pier, Inc.
With 47 years of banking experience and leadership, Mr. Bobins brings to the Board significant business acumen and commercial banking expertise, along with well-established relationships across Chicago’s business and civic communities. Mr. Bobins also provides valuable insight regarding financial regulation from his years of working closely with regulators.
Michelle L. Collins (55) was appointed as a director in November 2014. She has been President of Cambium, LLC, a business and financial advisory firm serving small and medium-sized businesses, since 2007. With nearly 30 years of experience in corporate finance and business consulting, she began her career with William Blair & Company, LLC advancing to become a Principal Partner in the Corporate Finance Department. In 1997, she co-founded Svoboda Collins, LLC, a private equity firm, where she served as Managing Director from 1998 to 2007. She also served as Managing Director of Svoboda Capital Partners, LLC, until 2006. Ms. Collins is a member of the board of directors of Health Care Service Corp., Integrys Energy Group, Inc. (NYSE: TEG), and Ulta Salon, Cosmetics & Fragrance, Inc. (NASDAQ: ULTA). Her prior public company director experience includes Molex, Inc. (previously NASDAQ: MOLX, MOLXA), from 2003 to 2013, Bucyrus International, Inc. (previously NASDAQ: BUCY) from 2009 to 2011, Coldwater Creek, Inc. from 1997 to 2004, and CDW (NASDAQ: CDW) from 1996 to 2007. She is also a member of the board of several civic and philanthropic groups, including the Erikson Institute, the Chicago Public Library Foundation, WTTW, and the Museum of Science and Industry. She received an MBA from Harvard University and a BA in economics from Yale University.
With significant financial analysis skills and capital markets and corporate transactional experience in a variety of industries, as well as board of director experience, Ms. Collins brings valuable knowledge and new perspectives to the Board.

In particular, she has served on various public company audit, compensation and governance committees. Her business consulting experience with, and understanding of, small and medium-sized businesses will also enable her to provide valuable insights to risk management and effective oversight of the Company’s growth strategy.
James M. Guyette (69) has been a director since 1990. He currently serves as Chairman of the Board of Directors of the Company. Mr. Guyette is chairman, president and chief executive officer of Rolls-Royce North America Inc., a subsidiary of Rolls-Royce plc (LONDON: RR.), where he also served as a director for many years. Prior to his nomination for election at our 2015 Annual Meeting, Mr. Guyette informed the Board that he will be retiring from his positions with Rolls-Royce at the end of May 2015. In his leadership role at Rolls-Royce over the past 17 years, Mr. Guyette has overseen all Rolls-Royce companies and business units in North America, encompassing nearly 8,000 people at more than 66 locations throughout the U.S. and Canada. Previously, Mr. Guyette enjoyed a long and successful career with United Airlines. In his more than 28 years with the carrier, Mr. Guyette held a wide range of increasingly senior positions giving him breadth and depth into all facets of airline management, including marketing, sales and daily operations. Mr. Guyette is currently a director of priceline.com (NASDAQ: PCLN), where he serves as independent lead director, and serves on multiple civic boards including as a member of the board of the directors of the U.S. Chamber of Commerce. Mr. Guyette also is a member of the Board of Regents of St. Mary's College.
Mr. Guyette has extensive executive management experience involving complex business operations, with particular focus in corporate strategy, marketing, operations and corporate governance. His current corporate leadership position with an origin in defense contraction has provided valuable insights to confronting cybersecurity challenges facing the banking industry today. His strong management skills, strategic expertise and significant and ongoing executive and board leadership experience contribute to effective Board oversight of management plans, strategic direction and talent management and succession planning.
Ralph B. Mandell (74) is a co-founder of the Company and currently serves as Chairman Emeritus. Mr. Mandell has been a director since the Company’s inception in 1989. Mr. Mandell served as Chief Executive Officer of the Company from 1993 until 2007, with the added title of President from 1999 to 2007. Mr. Mandell served as Chairman of the Company from 1989 until 2011 when he retired from his long executive career with the organization. Prior to starting The PrivateBank and Trust Company and PrivateBancorp, Inc., Mr. Mandell was the chief operating officer of First United Financial Services, Inc., a publicly-traded community banking organization, from 1985 to 1989, and served as its president from 1988 to 1989. He also served as president of Oak Park Trust and Savings Bank, a subsidiary of First United, from 1985 until 1988. Mr. Mandell is active in the community and serves on numerous charitable boards including Operation Hope and The One Hundred Club where he is currently the President. Mr. Mandell also serves as a director of Enjoy Life Natural Foods, LLC.
Mr. Mandell offers the Board unique insights and perspectives from 49 years of experience in the banking industry, particularly with respect to serving private banking and trust clients. Mr. Mandell is credited with successfully building the Bank from its origins as a Chicago de novo in 1991 to a multi-state bank with over $4 billion in assets at the time of the strategic transformation initiative in 2007.
Cheryl Mayberry McKissack (59) has been a director since December 2003. She is the chief operations officer of Johnson Publishing Company and the president of JPC Digital. Ms. Mayberry McKissack is the founder, president, and CEO of Nia Enterprises, LLC, a Chicago-based online research, marketing, and digital consulting firm. Prior, she served as a worldwide senior vice president and general manager for Open Port Technology and was vice president for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics). She currently serves on the board of directors for Deluxe Corporation (NYSE:DLX), a business services and product provider, where she serves on the finance and compensation committees. Ms. Mayberry McKissack serves as a director of the University of Chicago Medical Center, the Gaylord and Dorothy Donnelley Foundation, the Shedd Aquarium and the Chicago Public Library Foundation. In 2005, she was named as an Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University.
A leader of several entrepreneurial ventures, Ms. Mayberry McKissack’s experience gives her a unique perspective regarding the challenges of managing growth. This knowledge and experience is relevant to the oversight of the strategic direction of the Company. Ms. Mayberry McKissack also brings marketing, public relations and technology experience, areas of experience less well represented in other Board members. Through her years of corporate board experience and ongoing educational focus, Ms. Mayberry McKissack has developed strong knowledge of corporate governance best practices of Board effectiveness.
James B. Nicholson (71) has been a director since 2009. Mr. Nicholson is president and chief executive officer, as well as a director, of PVS Chemicals, Inc., an international manufacturer, distributor and marketer of chemicals based in Detroit, Michigan. Before joining PVS in 1972, Mr. Nicholson held positions with First National Bank of Chicago in London, England and Dublin, Ireland. From April 2005 until October 2007, Mr. Nicholson was chairman of the board of LaSalle Bank Midwest, N.A. Mr. Nicholson has served on the board of directors of the Amerisure Companies, a commercial property and casualty insurer, since 1982 and as chairman since 1996, and in 2012 he was elected to the board of directors of DTE Energy Co. (NYSE: DTE). Mr. Nicholson is a civic leader in his hometown of Detroit, Michigan, serving on many boards including Detroit Symphony Orchestra, the Detroit Economic Club and the Community Foundation for Southeastern Michigan. Mr. Nicholson is also a member of the advisory council of The University of Chicago Graduate School of Business.
Mr. Nicholson has a strong background in economics and finance, as well as experience in banking and financial services, including serving on bank and financial institution boards of directors. Mr. Nicholson’s significant business management and leadership experience gained from his long career at PVS and his corporate board expertise from years of board service equip him with valuable insight and knowledge which he brings to Board and committee discussions.
Edward W. Rabin (68) has been a director since December 2003. Mr. Rabin served as president of Hyatt Hotels Corporation from 2003 until his retirement in 2006 and also served as its chief operating officer beginning in 2000. Mr. Rabin is a director of Sally Beauty Holdings (NYSE: SBH), a beauty supply distributor, where he serves on the compensation and nominating and corporate governance committees. He previously served as a director of WMS Industries, Inc. (NYSE: WMS), a manufacturer and distributor of gaming machines, where he served as lead director and as a member of its audit, compensation and ethics committees until the company was sold in October 2013.
With significant executive management and board of director experience, Mr. Rabin brings valuable knowledge and perspective to the Board. He has public company experience on audit, compensation and corporate governance committees, both at the Company and on other public boards. Mr. Rabin also has significant experience in real estate, mergers and acquisitions and corporate strategy, gained from his tenure at Hyatt Hotels Corporation.
Larry D. Richman (62) is the President and Chief Executive Officer of PrivateBancorp and the Bank. He has been a director since 2007. Prior to joining the Company in 2007, Mr. Richman was president and chief executive officer of LaSalle Bank, N.A., and president of LaSalle Bank Midwest N.A. Mr. Richman began his career with American National Bank and joined Exchange National Bank of Chicago in 1981, which merged with LaSalle Bank in 1990. Mr. Richman is involved in many civic and charitable organizations, including, among others, Mayor Rahm Emanuel’s World Business Chicago, the Economic Club of Chicago, the Museum of Science and Industry, Northwestern Memorial Hospital, the Field Museum, the Big Shoulders Fund and the Executives Club of Chicago. Mr. Richman is also a member of the Dean’s Advisory Council at Indiana University’s Kelley School of Business.
Mr. Richman brings to the Company over 31 years of banking experience and leadership skills gained from his employment at large and sophisticated financial institutions. Long recognized as a leading commercial banker in Chicago and the Midwest, in his role as Chief Executive Officer, Mr. Richman provides valuable insight to Board strategy discussions and all aspects of the Board’s business, commercial lending and risk management oversight.
William R. Rybak (64) has been a director since December 2003. Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986. Mr. Rybak was previously a partner with the accounting firm of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant. Mr. Rybak is currently a member of the board of trustees of Jackson National Life Funds and the Calamos Mutual Funds as well as a member of the board of directors of Christian Brothers Investment Services, Inc. Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., publicly traded banking organizations based in the Chicago area, from 1986 until 2001. Mr. Rybak previously served as a member of the board of directors of Howe Barnes Hoefer & Arnett, Inc., a broker-dealer firm acquired by Raymond James Financial, Inc. Additionally, Mr. Rybak serves on the board of trustees of Lewis University. The Board has designated Mr. Rybak as the financial expert serving on the Company’s Audit Committee.
Mr. Rybak’s background as both an auditor and a chief financial officer provides him with in-depth financial knowledge and insight. He brings this valuable insight, as well as financial reporting expertise and analytical and assessment skills, to enhance board oversight. Additionally, Mr. Rybak’s risk management background and knowledge of risk management functions position him to enhance the effectiveness of the Board’s risk oversight.
Alejandro Silva (67) has been a director since August 2005. Mr. Silva has been chairman of the board and chief executive officer of Evans Food Group, Ltd., a food manufacturer and distributor and one of the largest Hispanic-owned companies in the Chicago area, since 1985. Mr. Silva currently serves as a director of Walgreens Boots Alliance (NASDAQ: WBA) and is a member of that company’s audit and nominating committees. Mr. Silva serves on the board of Rush Presbyterian Hospital. Additionally, Mr. Silva is actively involved in civic organizations serving on the boards of directors of the Chicago Transit Authority, The Field Museum of Natural History and the Chicago Council of Global Affairs, as well as other civic organizations in the Chicago area. He is also very active in Latino community affairs serving as chairman of the advisory board of Chicago of Nafinsa Promexico, the largest development bank in Mexico, and on the board of ABC Holding, the second largest Sociedad Financiera de Objeto Limitado (a type of financial institution) in Mexico, focused on developing low income housing in Mexico.
A successful entrepreneur as chief executive of Evans Food Group, Mr. Silva has valuable experience in the areas of strategy, operations and managing growth, which contributes to his effectiveness on the Board. Mr. Silva’s public company board experience and leadership in the community are also valuable to the Company and Board of Directors.
Director Retiring at the 2015 Annual Meeting of Stockholders
Robert F. Coleman (70) has been a director since 1990 and will be retiring from the board at the 2015 Annual Meeting. Mr. Coleman is principal and founder of the Coleman Law Firm, where he is a practicing trial and appellate lawyer with a concentration in complex commercial litigation. Mr. Coleman’s litigation experience includes legal and accounting matters, commercial fraud, breaches of fiduciary duty, imprudent investment practices by trustees, financial institution regulatory matters and other commercial torts. Before founding the Coleman Law Firm, Mr. Coleman was a partner at the firm of Freeman, Atkins & Coleman and served as both an assistant attorney general and assistant chief of the State of Illinois, Antitrust Division. Mr. Coleman has frequently spoken on matters related to professional liability, financial institution audit committee oversight, corporate governance, compliance and risk management issues. Mr. Coleman also serves on the board of trustees of Dominican University.
In his legal practice, Mr. Coleman has regularly represented financial institution boards, directors and officers in connection with a broad range of issues including risk management, audit committee oversight, executive compensation and corporate governance. His professional insights and in-depth knowledge of financial institution risk management practices and bank regulatory affairs enhanced the Board’s risk oversight throughout his many years of service on the Board. Mr. Coleman provided critical leadership to the Board’s Audit Committee for over 10 years. He currently chairs the Board's Business Risk Committee and is Vice-Chair of the Audit Committee.

CORPORATE GOVERNANCE
Director Independence
The Corporate Governance Committee has responsibility for evaluating director independence each year and makes recommendations regarding director independence to the Board. The committee determines members’ independence based on NASDAQ standards, taking into account any material relationships directors may have with the Company. To assist the Corporate Governance Committee in this regard, each director completes an annual questionnaire designed to identify relationships and transactions that might be perceived as having potential to impair an individual’s independent judgment as a director of the Company. The Corporate Governance Committee reached its determinations by considering the relevant facts and circumstances surrounding a director’s business, banking and personal relationships with the Company, among other factors. In particular, the Corporate Governance Committee considered the outstanding credit relationship between each outside director and the Company’s subsidiary bank and the bank's donations to civic and charitable organizations to which the directors also have connection. In evaluating the independence of Mr. Bobins, the Corporate Governance Committee considered that certain executive officers of the Company, including Mr. Richman, reported directly to Mr. Bobins for many years prior to joining the Company in 2007 as well as Mr. Bobins’ expanded role and activities on behalf of the Bank as Chairman of the Bank. In evaluating the independence of Ms. Collins, the Corporate Governance Committee considered that Ms. Collins sits on the board of directors of the parent company of the healthcare provider that administers the Company’s employee healthcare benefits program. The Company negotiated its contracts with the healthcare company on an arm's length basis prior to Ms. Collins' affiliation with the Company.
Based upon the committee's analysis and recommendations, the Board of Directors has determined that 8 of our 11 directors - Messrs. Coleman, Guyette, Nicholson, Rabin, Rybak, and Silva, Ms. Collins and Ms. Mayberry McKissack - are "independent" directors. Mr. Collin Roche, who served on the Board until November 2014, was also an independent director of the Company throughout his tenure.
Director Qualification Criteria, Diversity and Nomination Process
The Board believes that a mix of relevant experience and a diversity of perspectives on the Board, along with a commitment to active participation, are important to the effectiveness of the Board, as described in the Corporate Governance Guidelines adopted by the Board and available on the Company’s website at www.theprivatebank.com. To ensure the Board has an appropriate mix of skills and expertise to effectively meet the needs of the Company, the Board seeks the following qualities in Board members and the Corporate Governance Committee reviews the desired mix of skills and experience at least annually:

•
an ability to contribute to the Board’s command of financial regulation; technology; finance; financial services; commercial real estate; corporate strategy; executive management of a public company; risk assessment and risk management expertise; marketing and public relations; mergers and acquisitions and management of growth businesses; or other elements relevant to the operation of a mid-market, publicly-traded commercial banking organization in today’s challenging business environment;

•	a relevant educational and professional background;

•	unquestioned integrity, ethics, reputation and character; and

•	demonstrated civic leadership within the communities the Company serves, among other skills and experiences.
The Company’s policy for considering diversity in identifying nominees for director is set forth in the Company’s Corporate Governance Guidelines. The Board seeks to consider candidates reflecting a range of experience, age, gender, ethnicity, race and education and the Corporate Governance Committee assesses the effectiveness of this policy annually. Consistent with this policy, the Board’s current composition reflects diverse business backgrounds and experience, including public and private company management and board experience, private equity investing, corporate finance, entrepreneurial endeavors, financial services and marketing, as well as a range of ages, two women members and a mix of ethnic backgrounds. More than 25% of the Board is comprised of women and minorities.
The Board of Directors has delegated responsibility to the Corporate Governance Committee to identify and select director nominees who possess the personal traits, experience and relevant skills necessary to contribute to effective oversight of management of the business and represent stockholder interests through exercise of sound judgment. The Corporate Governance Committee, comprised entirely of independent directors, selects and recommends to the full Board for approval director candidates for appointment to the Board as well as the proposed slate of director nominees for election at the annual meeting. During 2014, the Corporate Governance Committee retained a search firm to assist with the identification of qualified and potentially interested director candidates. The committee also regularly seeks recommendations from other board members of potential candidates with relevant skill-sets and experience to enhance board composition. The slate of nominees for election at this Annual Meeting was approved by the Board at a meeting held in March 2015.

In considering board composition and opportunities to benefit from fresh perspectives and expertise on the Board, the Corporate Governance Committee examines the skills and experience of all current directors and evaluates the mix of disciplines, experience and other characteristics and diversity of directors most relevant to the ongoing effectiveness of the Board and discusses its evaluation with the full Board. The Corporate Governance Committee considers the contributions of each incumbent director and his or her commitment to the Board principles, as outlined in the Corporate Governance Guidelines, as well as continued satisfaction of minimum qualifications and fulfillment of director performance expectations. The Board and the Corporate Governance Committee believe that continuity in leadership, board tenure and cohesiveness among board members maximizes the Board’s ability to exercise meaningful Board oversight. At the same time, the Board and the Corporate Governance Committee are committed to periodically adding new directors to gain fresh insights, maintain a mix of ages represented on the board and to allow for orderly transition of board leadership responsibilities as longer-tenured directors step down or move toward retirement. In this regard, in connection with the Board’s planning for orderly Board succession and Board refreshment, and in light of ongoing director recruitment efforts underway, as well as other factors, Mr. Coleman will step down from the Board at the Annual Meeting and the size of the Board will be reduced effective at that time to eliminate the resulting vacancy on the Board.
Under its policies, the Corporate Governance Committee also considers the following in selecting the proposed nominee slate: (i) at all times, at least a majority of directors must be "independent" in the opinion of the Board as determined in accordance with NASDAQ listing standards; (ii) at all times, at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; (iii) at all times at least two members of the Board must satisfy the heightened standards of independence for Compensation Committee members; and (iv) at all times, the Board must have at least one member who satisfies the criteria to be designated by the Board as an "audit committee financial expert."
Stockholder Director Nominee Recommendations
It is the policy of the Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are deemed to be serious and timely received. The Corporate Governance Committee intends to evaluate any such nominee recommended by stockholders in the same manner in which it considers nominees that it identifies and selects. To be timely, recommendations must be received in writing at the Company’s principal executive offices, addressed to the Corporate Governance Committee, at least 120 days prior to the date of the annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of the Company’s stock which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.
No stockholder recommendations were received for the 2015 Annual Meeting.
Board Leadership Structure
Since late 2007 when Mr. Richman was hired as Chief Executive Officer, the Chairman position has been separate from the CEO position. Mr. Guyette, an independent director, was selected to act as lead director in 2010, and the Board appointed him as independent non-executive Chairman in 2011. Among other responsibilities assigned to independent board leadership as described in the Corporate Governance Guidelines, Mr. Guyette sets the agenda and chairs regular board meetings. The separation of the Chairman and CEO roles provides a clear distinction between the management duties of the CEO and the oversight function of the Board and provides an effective system of checks and balances.
Board Oversight of Risk Management
The Board of Directors views risk oversight as one of its most essential responsibilities. While management of the Company has the responsibility for the day-to-day assessment and management of risk, the Board creates an appropriate culture of risk management and sets the proper tone at the top. The Board is responsible for understanding and evaluating major risks of the Company’s strategic plans, ensuring that appropriate risk management control systems and procedures are in place and ensuring that management takes the appropriate steps necessary to manage and mitigate major risks.
The Business Risk Committee of the Board has been delegated responsibility for many of the Board’s risk oversight duties and monitors risks on an enterprise-wide basis, with particular focus on oversight of risk management relating to credit risk, interest rate risk, liquidity risk, market risk, operational risk and technology and cyber risk. To ensure fulfillment of the duties delegated to it by the Board of Directors, the Business Risk Committee receives regular monitoring reports from management and meets regularly with the chief risk officer and appropriate management representatives in the areas of credit risk management, treasury management, operations and enterprise risk management. The Board of Directors considers recommended risk management policies and risk appetite and sets appropriate risk limits. The Business Risk Committee monitors compliance with such risk limits. The Board of Directors reviews the Company’s risk management policies at least annually, and will review such policies more frequently if necessary.
The Audit Committee has primary responsibility for overseeing financial risk including risks associated with accounting, financial reporting and internal controls. The Audit Committee also oversees the compliance program to ensure appropriate management of regulatory compliance risk. The Audit Committee meets regularly with appropriate management representatives in the areas of finance, credit review, internal audit, and legal and compliance.
As part of its responsibilities, the Compensation Committee assesses risks related to the Company’s compensation programs to ensure compensation programs do not incentivize imprudent risk taking by business managers that could have a material adverse effect on the Company. This risk assessment process has included an analysis to identify risks and mitigating controls related to compensation programs and the balancing of potential risk against the goal of maximizing stockholder return. Based on that assessment, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
Board Committees
Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Corporate Governance Committee reviews committee composition at least annually and recommends appointment of committee members and committee chairs to the Board for approval each year at the Board meeting following the annual meeting of stockholders. The Company's Board of Directors has four standing committees: (1) the Compensation Committee; (2) the Corporate Governance Committee; (3) the Audit Committee; and (4) the Business Risk Committee. Below is a table indicating current committee membership and a description of each committee of the Board.
Committee Membership (as of March 10, 2015)

	Audit	Compensation	Corporate Governance	Business Risk
Norman R. Bobins				X
Robert F. Coleman	X			X*
Michelle L. Collins		X		X
James M. Guyette			X
Ralph B. Mandell				X
Cheryl Mayberry McKissack		X	X*
James B. Nicholson	X	X	X
Edward W. Rabin	X	X*
Larry D. Richman				X
William R. Rybak	X*			X
Alejandro Silva	X		X

*	Indicates the chair of the committee.
Compensation Committee
The Compensation Committee is, among other things, responsible for developing, in collaboration with management, our compensation philosophy; reviewing and approving the compensation of the CEO and our other executive officers; reviewing and approving our annual bonus program; administering our equity incentive plans and other stock-related or incentive compensation plans or programs; reviewing and approving any changes to or establishing executive compensation and employee benefit programs, material non-cash compensation programs and retirement and savings plans (other than non-equity based incentive compensation programs for non-management employees which management has the authority to implement); reviewing and making recommendations for Board approval with respect to Board and Board committee compensation; and considering the risks posed by our compensation programs. The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Committee Report included elsewhere in this proxy statement. In addition to being "independent" directors within the meaning of the NASDAQ listing standards, all members of the Compensation Committee satisfy the heightened independence standards, as currently in effect. A copy of the current charter of the Compensation Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.
Corporate Governance Committee
The Corporate Governance Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Corporate Governance Committee also takes a leadership role in shaping the Company’s corporate governance practices. In carrying out its duties, the Corporate Governance Committee has been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; review the composition of the Board and its committees and make recommendations to the Board from time to time relating thereto; recommend for Board approval director candidates to fill any vacancies that occur between annual meetings; evaluate, at least annually, and make recommendations regarding each Board member’s "independence" status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; oversee the Company’s shareholder engagement practices; evaluate "best practices" and review and assess the effectiveness of corporate governance practices and policies followed by the Company and the Board and recommend changes as appropriate; and conduct, at least annually, a Board self-evaluation process to consider any opportunities to enhance the effectiveness of the Board in carrying out its oversight responsibilities. In the Board’s most recent self-evaluation, the committee process included individual director engagement assessments, conducted by the chairman of the Board, and an assessment by the other directors, led by the chair of the Corporate Governance Committee, of the individual performance of the Board chair.
All members of the Corporate Governance Committee are "independent" directors within the meaning of the NASDAQ listing standards. A copy of the current charter of the Corporate Governance Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.
Audit Committee
The Audit Committee is responsible for supervising the Company’s accounting, reporting and internal control practices. Generally, the Audit Committee reviews the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition to being "independent" directors within the meaning of the NASDAQ listing standards, all members of the Audit Committee satisfy the heightened independence standards, as currently in effect. The Board of Directors has determined that Mr. Rybak is an "audit committee financial expert" as that term is defined in SEC rules. A copy of the current charter of the Audit Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.
Business Risk Committee
As discussed above, the Business Risk Committee is responsible for assisting the Board in its risk oversight duties and monitors risks on an enterprise-wide basis, with particular focus on oversight of credit risk, interest rate risk, liquidity risk, market risk, investment risk and operational risk (including technology and cyber risk), as well as  capital stress testing. The Business Risk Committee monitors the ongoing effectiveness and appropriateness of the Company’s risk policies (including risk limits) and management’s compliance with these policies, including management’s undertaking of appropriate activities to identify, assess and manage risk. The Business Risk Committee also oversees the effectiveness of the Company’s enterprise risk management program which is designed to identify, assess and monitor all significant risks to the Company, including, without limitation, operational risk and information technology risk.
Board and Committee Meetings
During 2014, the Board of Directors held six regular Board meetings and one special Board meeting. In addition, the Board continued its practice of conducting an annual off-site session dedicated to the review and discussion of longer-term corporate strategy, strategic initiatives and other strategic considerations. The Compensation Committee met six times, the Corporate Governance Committee held five regular and one special meeting, the Audit Committee met twelve times and the Business Risk Committee held four regular and two special meetings during the year. The Board regularly holds dinner sessions the evening before each Board meeting for educational programs with members of management or outside presenters or for board-only discussions. In addition to dinner meetings attended exclusively by non-management directors, the Board and its committees regularly meet in executive sessions without the Chief Executive Officer or other members of management present.

Each of the directors of the Company attended at least 75% of the total number of meetings of the Board and Board committees on which such director served during fiscal year 2014.
Management Succession Planning
The Board of Directors has in place a written management succession planning policy in order to minimize the risk of adverse impact from an unplanned CEO vacancy and to help ensure continuity in senior management through talent development programs and leadership training. In accordance with this policy, the Board conducts an annual review of the strength and depth of executive talent and considers ongoing executive development. Members of the Board regularly interact with members of senior management at Board and committee meetings, strategic planning sessions, educational programs and other Board functions.
Stock Ownership Guidelines
We maintain stock ownership guidelines consistent with the Board’s belief that significant stock ownership by executive officers and directors strengthens the alignment of their interests with our stockholders and promotes our long-term business objectives. Under the guidelines, our non-employee directors, CEO and other executive officers are expected to accumulate shares of our common stock to meet the applicable ownership level within five years of their election or appointment to a position covered by the guidelines (the "accumulation period"). If the guideline level increases by more than 10% due to either a change in a person’s title or change in base salary/retainer of more than 10%, the person has five years from the date of that increase to achieve the incremental change in the guideline level.
The following shares are counted toward guideline compliance: (i) shares owned directly or indirectly by the individual or his or her immediate family members residing in the same household, (ii) shares held in the Company’s 401(k)/employee stock ownership plan (or KSOP), (iii) shares underlying restricted stock awards or RSUs that are subject solely to time-based vesting criteria, which have not yet vested and (iv) shares or share equivalent units underlying deferred compensation of executives or deferred fees paid to directors. The following shares are not counted: (i) shares underlying unexercised stock options (regardless of whether the option has vested), (ii) unvested performance share units before the performance criteria have been satisfied or the performance period has ended, and (iii) shares pledged for a loan, including any shares pledged in a margin account (whether or not a margin loan is outstanding).
To satisfy the policy, the officer or director must have acquired and must hold shares having a value equal to a specified multiple of base salary or cash retainer. Until reaching the applicable level, he or she must retain (and not sell, pledge, assign or otherwise transfer) the net, after-tax shares received upon the exercise of stock options or the vesting and/or delivery of stock awards under the Company’s compensation plans. The ownership guidelines are indicated in the following table.

Position	Stock Ownership Guideline

Chief Executive Officer	5 times annual base salary
Other Executive Officers	3 times annual base salary
Non-Employee Directors	3 times annual cash retainer
Each of our executive officers and non-employee directors has exceeded the ownership guideline level applicable to them other than Ms. Collins, our newest director, and one of our executive officers (who is not a named executive officer in this proxy statement), each of whom first became subject to the ownership requirements within the past year and is still early in the accumulation period.
Anti-Hedging & Pledging Policy
Hedging and monetization transactions may permit an owner of the Company’s securities to retain full ownership and, potentially, voting rights of those securities, but without the full risks and rewards of ownership. Therefore, in order to promote the intent of its stock ownership policy, Company policy prohibits executive officers and directors from engaging in any hedging or monetizing transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
Company policy was changed in 2014 to prohibit pledging of Company stock by directors and executive officers, except for certain pre-existing arrangements that were grandfathered in under the new policy. Only one executive has a pledge arrangement remaining. See "Security Ownership of Certain Beneficial Owners, Directors and Executive Officers."

Director Continuing Education and New Director Orientation
The Company’s directors are encouraged to seek out and attend director education seminars throughout the year on topics relevant to the banking industry and their board oversight responsibilities. Director education is also provided at regularly scheduled dinner meetings and other board training sessions, as well as in connection with meetings of the Board of Directors and its various committees. These sessions include presentations from members of management, internal subject matter experts and external speakers. Members of the Board also participate as attendees or panelists in various outside professional and director continuing education programs. The Company reimburses directors for their attendance at such seminars. We have a director orientation program for our new directors that includes written materials to familiarize them with board practices and governance policies, our corporate organizational structure, our operations and business strategy, and our compliance and risk management programs and policies. We conduct in-person sessions with members of senior management, including line of business leaders, to acquaint new directors with significant business, regulatory, financial, accounting and risk management topics and related matters.
Stockholder Communications with Directors
Generally, stockholders who have questions or concerns regarding the Company should contact the Company’s Investor Relations department at (312) 564-2000 or visit the Investor Relations page on the Company’s website at www.theprivatebank.com. However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Corporate Secretary of the Company at PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, Illinois 60603. The Company’s policy is to forward written communications received from stockholders to the appropriate directors, unless the communication consists of marketing materials or other general solicitations.
Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year. Ten out of the eleven directors on our Board at the time of the 2014 Annual Meeting of Stockholders attended that meeting.
Corporate Governance Guidelines
The Corporate Governance Guidelines adopted by the Board of Directors are posted on the Company’s website at www.theprivatebank.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the beneficial ownership of the Company’s common stock as of March 6, 2015, with respect to (1) each director and nominee for director; (2) each of the named executive officers of the Company identified in this proxy statement; (3) all directors and executive officers of the Company as a group; and (4) each beneficial owner of more than 5% of any class of voting securities of the Company.

	Number of Common Shares Beneficially Owned (#)		Restricted Stock Units (#)(1)		Restricted Stock (#)(2)	Exercisable Options (#)	Total Amount of Beneficial Ownership (#)(3)	Total Percentage Ownership(3)(4)
5% or Greater Stockholders
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	6,721,101	(5)	—		—	—	6,721,101	8.57%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	5,074,311	(6)	—		—	—	5,074,311	6.47%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,216,608	(7)	—		—	—	5,216,608	6.65%
Directors
Larry D. Richman**	328,101	(8)	54,046	(19)	—	234,375	616,522	*
Norman R. Bobins	92,966		19,481		—	62,500	174,947	*
Robert F. Coleman	41,389	(9)	19,022		—	9,000	69,411	*
Michelle L. Collins	—		752		—	—	752	*
James M. Guyette	131,497	(10)	19,022		—	9,000	159,519	*
Ralph B. Mandell	544,512	(11)	11,395		—	—	555,907	*
Cheryl Mayberry McKissack	5,300		19,022		—	9,000	33,322	*
James B. Nicholson	39,616	(12)	17,687		—	—	57,303	*
Edward W. Rabin, Jr.	70,290	(13)	19,022		—	9,000	98,312	*
William R. Rybak	21,875	(14)	19,022		—	9,000	49,897	*
Alejandro Silva	26,791	(15)	19,022		—	9,000	54,813	*
Total Directors	1,302,337		217,493		—	350,875	1,870,705	2.37%
Non-director Named Executive Officers
Kevin M. Killips	105,153		1,342	(20)	10,764	67,188	184,447	*
Bruce R. Hague	118,489	(16)	1,044	(20)	4,780	103,463	227,776	*
Bruce S. Lubin	100,345	(17)	1,193	(20)	10,001	101,228	212,767	*
Karen B. Case	63,227	(18)	970	(20)	3,306	107,580	175,083	*
Total Directors and Executive Officers (20 persons)	1,864,893		224,772	(21)	41,071	984,559	3,115,295	3.91%

*	Less than 1%

**	Denotes person who serves as a director and who is also a named executive officer.

(1)
Includes restricted stock units (RSUs) that have vested but have not yet been settled and those unvested RSUs that are subject to vesting on the basis of continued service between March 6, 2015 and May 21, 2015, the date of the Company's 2015 Annual Meeting of Stockholders. Recipients of RSUs have no voting power with respect to the shares of common stock underlying such units until the units convert and settle for common stock. Because there are no voting rights related to any PSUs until settlement, this table excludes all unvested PSUs.

(2)	Reflects shares subject to vesting on various dates within the next three years on the basis of continued service for which the holder has voting power prior to vesting.

(3)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(4)	Based upon 78,390,551 total shares outstanding as of March 6, 2015.

(5)	Based on information included in a Schedule 13G/A filed on January 22, 2015 by BlackRock, Inc.

(6)	Based on information included in a Schedule 13G/A filed on February 13, 2015 by FMR LLC.

(7)	Based on information included in a Schedule 13G/A filed on February 10, 2015 by The Vanguard Group.

(8)	Includes 293 shares allocated to Mr. Richman’s account in the KSOP.

(9)
Includes 2,535 shares held by Mr. Coleman’s spouse. Excludes shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is trustee. Mr. Coleman disclaims beneficial ownership of all shares held in the Retirement Savings Plan.

(10)	Includes 9,800 shares held by Mr. Guyette’s spouse and 9,157 shares held in the Company’s deferred compensation plan.

(11)	Includes 69,000 shares held by Mr. Mandell’s spouse.

(12)	Includes 8,707 shares held in the Company’s deferred compensation plan.

(13)	Includes 5,250 shares held by Mr. Rabin’s spouse and 4,928 shares held in the Company’s deferred compensation plan.

(14)	Includes 2,610 shares held by Mr. Rybak’s spouse.

(15)	Includes 13,841 shares held in the Company’s deferred compensation plan.

(16)
Includes 1,300 shares held by Mr. Hague’s spouse, 3,583 shares allocated to Mr. Hague’s account in the KSOP, 5296 shares in the Company’s deferred compensation plan, and 66,504 shares pledged under a pre-existing arrangement.

(17)	Excludes 1,485 shares held by Mr. Lubin’s daughter who no longer resides in the same household.

(18)	Includes 962 shares held in the Company’s deferred compensation plan.

(19)	Excludes 52,939 unvested RSUs for Mr. Richman, which will vest over the next three years on the basis of continued employment.

(20)	Excludes the following unvested RSUs which will vest over the next three years on the basis of continued employment: Mr. Killips (10,007); Mr. Hague (8,309); Mr. Lubin (9,283); and Ms. Case (7,342).

(21)	Excludes a total of 115,759 unvested RSUs granted to executive officers which will vest over the next three years on the basis of continued employment.

COMPENSATION DISCUSSION AND ANALYSIS
This section describes our executive compensation program, including 2014 compensation, for our Named Executive Officers:
Larry D. Richman     President and CEO
Kevin M. Killips        Chief Financial Officer
Bruce R. Hague        Head of National Commercial Banking and Regional Markets
Bruce S. Lubin         Head of Illinois Commercial Banking
Karen B. Case        Head of Commercial Real Estate
We present our Compensation Discussion and Analysis in the following sections:

Pay for Performance Analysis	Summarizes 2014 operating performance and total stockholder return, our CEO’s 2014 pay, and key 2014 executive compensation decisions.

Compensation Program Highlights	Indicates the compensation and compensation-related governance "best practices" we follow.

What We Pay and Why We Pay It	Discusses our compensation philosophy, pay mix, the structure of our 2014 program and the rationales underlying the Compensation Committee’s 2014 pay decisions.

How We Make Compensation Decisions
Describes the Committee’s procedures for making compensation analyses and decisions, including its use of an independent compensation consultant, how it defines our peer group and how it uses peer group data.

Additional Information	Describes our clawback policies, employment agreements, practices regarding tax deductibility of compensation, the Committee’s consideration of say-on-pay votes and our investor outreach.

Pay for Performance Analysis
Strong 2014 Performance
We delivered 2014 operating results significantly above our plan. We grew loans, increased net interest income and overall profitability, improved credit quality and controlled expenses. 2014 performance highlights included:

•	The sixth consecutive year of improving our bottom line results while continuing our growth.

•	We increased total loans by 12% and total deposits by 9% during 2014 to $11.9 billion and $13.1 billion, respectively.

•
We greatly improved our performance on various profitability metrics. Our return on average assets (ROA) for 2014 was 1.04%, compared to 0.90% in 2013, and our return on average common equity (ROE) for 2014 was 10.9%, compared to 9.8% for 2013. These results placed us as the 3rd highest for ROA and 2nd highest for ROE in our current 15-member peer group.

•	Earnings per share was up 24% to $1.94 in 2014 from $1.57 in 2013. Net income was up 25% compared to 2013.

•	Year-end nonperforming assets declined 31% during 2014 and were 0.54% of total assets as of December 31, 2014.

Our Total Stockholder Return
Our strong operating performance resulted in a total return to our stockholders (TSR) of 16% for 2014, exceeding TSR performance at all but one of our peers. Over the past three years and five years, our TSR was 205% and 277%, respectively, outperforming both the median of our peer group and the Nasdaq Bank Index.

Total Stockholder Return (%)
5 Years
3 Years
1 Year
*
0%
50%
100%
150%
200%
250%
300%
PrivateBancorp, Inc.
Median TSR of PrivateBancorp, Inc.'s current peer group
NASDAQ Bank Index

The published industry total return equity index used for this comparison is the Center for Research in Security Prices index for NASDAQ Bank Stocks. Total stockholder return (TSR) is the total return of common stock over a specified period, expressed as a percentage (calculated based on the change in stock price over the measurement period, assuming reinvestment of dividends).

Source: SNL

* - Less than 1%.

2014 CEO Compensation
In keeping with our pay for performance philosophy and in recognition of Mr. Richman's leadership, focus on long-term sustainable growth and contributions to our successful 2014, the Committee awarded him increased compensation for 2014 compared to the prior year. As in 2013, the Committee structured Mr. Richman's 2014 pay to include a large proportion of variable performance incentives. These incentives place an appropriate balance on both our short-term and long-term success, in alignment with stockholder interests. The components of his 2014 pay, as awarded, are graphically reflected below and fully explained in “-What We Pay and Why We Pay It.”

Components of Mr. Richman's 2014 Compensation[1]

Long-Term
44%
Stock
Options
9%
RSUs
18%
PSUs
17%
Salary
28%
Annual
Incentive
28%
Pay at
Risk(2)
72%
Short Term
56%

(1) Excludes (a) perquisites, (b) impact of illiquidity discount of equity grants and (c) equity grants made in 2014 that relate to 2013.

(2) "Pay at Risk" refers to those compensation elements for which the realizable value is uncertain at the time of grant and dependent on the Company's performance over time.

Mr. Richman’s 2014 base pay was increased by $25,000 from the prior year. In making the adjustment, the Committee considered that his salary had remained unchanged since 2011 while the Company's performance had improved significantly since then.
Mr. Richman's annual incentive target opportunity for 2014 was 125% of his base salary, a level set by the terms of his employment agreement and unchanged since 2007. Because Mr. Richman oversees Company-wide performance, the Committee believed that his 2014 annual incentive payout should directly reflect the Company’s performance against the five Company-wide performance metrics in our 2014 annual incentive plan. Mr. Richman earned a 2014 incentive award of approximately 107% of target, consistent with the bonus pool funding percentage achieved under the annual bonus plan metrics, as described under "-What We Pay and Why We Pay It - 2014 Annual Incentive." Mr. Richman was awarded a 2014 annual incentive award of $1.3 million compared to $1.2 million for 2013. 75% of his 2014 annual incentive was paid in cash and 25% was reflected in an award of RSUs granted in February 2015. Unlike 2013, when the equity portion of his annual incentive was reflected in PSUs granted in early 2013 (and therefore included in the Summary Compensation Table for 2013), the portion of his 2014 annual incentive paid in equity is not reflected in that table for 2014 but will appear in the table in 2015 because it was granted in 2015.
Finally, the Committee awarded Mr. Richman a 2014 long-term equity incentive award of $1.175 million, compared to $850,000 for 2013.
Notwithstanding the increased value of the compensation package awarded to Mr. Richman by the Committee, his total compensation for 2014 as reflected in the Summary Compensation Table is less than that shown for 2013. SEC reporting rules require us to report equity awards such as options, RSUs and PSUs in the year granted and to report awards at an amount that reflects the oftentimes lower accounting values of such awards rather than the values approved by the Committee. Due to these reporting rules, Mr. Richman's reported compensation for 2013 included the value of a portion of the long-term incentive award arising from the transition of the structure of his compensation following our 2012 exit from TARP as well as the equity portion of his 2013 annual incentive award.
Key 2014 Compensation Decisions

We placed increased emphasis on incentivizing and rewarding advancement of our longer-term strategic priorities in the 2014 executive compensation programs. Specifically, the Committee made the following key decisions in 2014, each as discussed under "What We Pay and Why We Pay It."

Annual Incentive Plan

•
Our 2014 annual incentive plan continued to focus our executives on strategic imperatives to improve profitability and sustainable earnings, strengthen our balance sheet, increase fee income, and continue to develop an improved deposit funding base. The Committee chose metrics and assigned relative weightings to create balanced incentives among driving profitability and continuing efforts to develop appropriate funding sources, all while retaining appropriate credit and other risk levels.

•
The metrics in the 2014 annual incentive plan were set so that execution at levels consistent with our 2014 internal operating plan would result in funding of the 2014 bonus pool at 85% of target. This required management to outperform our internal operating plan and our 2013 performance in order to achieve 100% funding of the annual incentive plan.

•
We exceeded our 2014 operating plan forecasts in all five of the performance metrics, including EPS which was 18% above operating plan forecasts (and 24% better than 2013 EPS). Based on this, the Committee approved corporate-wide 2014 bonus pool funding at 107.1% of target.

•	We returned to our historical practice of deferring 25% of each executive’s 2014 annual incentive in the form of time-based restricted stock units.

Enhancing Long-Term, Performance-Based Focus/Aligning Executives’ and Stockholders’ Interests

•	We increased the portion of our named executive officers’ aggregate 2014 total direct pay that is variable pay at risk from 65% in 2013 to 68% in 2014.

•
We changed the mix of executives' 2014 long-term equity awards to 50% PSUs, 25% RSUs and 25% stock options to further emphasize performance-based compensation. In this way, executives will realize the full value of awards only if pre-established performance levels are achieved.

•
We modified our PSU design in 2014 such that the amount earned at the end of the performance period will depend on both our absolute level of earnings per share against a three-year target and our stock price performance relative to other banks' within a reported index. Shares earned based on our 2014-2016 cumulative EPS performance can range from 0% to 150% of target. For 2014 awards, those earned shares will then be adjusted up to 33% higher or lower based on our three-year TSR relative to banks included in a pre-selected banking company index.

•
Earned 2014 PSUs will not settle for two years after vesting, thereby reducing costs (due to a lack-of-marketability accounting discount), reinforcing long-term alignment, balancing risk and providing us the opportunity to recoup (clawback) some or all of the value of the PSUs if an executive engaged in inappropriate or excessively risky behavior.

•
The RSUs granted to our executives as part of their 2014 long-term incentives in early 2014 vest ratably over three years. However, to also enhance long-term alignment, they include a delayed settlement feature under which, for all executives but our CEO, the shares underlying the RSUs will generally not be settled/distributed to the executive until early 2020 (three years after the final tranche vests). Settlement of the RSUs granted to Mr. Richman in early 2014 will be delayed until he resigns or otherwise separates from us for any reason.

Compensation Program Highlights
Our executive compensation program features many "best practices." Asterisks in the table below indicate practices where we made changes during the last year.

Practices We Follow
✓*
Pay for performance - An increased percentage of total 2014 compensation for executives (72% for our CEO in 2014), is variable "pay at risk," the value of which will depend upon Company performance and/or stock price performance.

✓
Linkage between performance measures and strategic objectives - Performance measures for incentives are linked to financial plans, profitability and other strategic objectives we believe will enhance long-term stockholder value.

✓*
Post-vesting holding periods for executive officers - To balance risk, enhance alignment with creation of long-term stockholder value and manage expense associated with long-term incentives, we embed significant post-vesting holding periods in our awards.  Shares underlying RSUs granted in 2014 to executive officers generally will not be settled until early 2020 (three years after the final tranche vests) so that the executives may not sell such shares until approximately six years from grant. Similarly, 2014 PSUs earned after a three-year performance period are not settled (and therefore the underlying shares of common stock may not be sold) for an additional two years after vesting.

✓	Clawback policies - We have the right to recoup annual and long-term incentive compensation of our executive officers and others. See "-Additional Information - Clawback Policies" below.

✓
Periodic compensation risk reviews - The Committee periodically reviews the risks incented by our compensation plans as well as related mitigating controls to confirm that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

✓	Independent compensation consultant - The Committee retains an independent compensation consultant to review and advise on our executive compensation program and practices.

✓
"Double trigger" for executives' severance - Our executives’ employment agreements entitle them to severance benefits upon a change in control, but only if they are involuntarily terminated without cause or they voluntarily resign for good reason within two years following, or six months prior to, the change in control. In the case of Mr. Richman, "good reason" includes his voluntary termination of employment during the 90-day period beginning on the first anniversary of a change in control.

✓
No automatic vesting of equity on a change in control - Under our equity plan, if outstanding awards are assumed or replaced with an award of equal value upon a change in control, such awards will not vest automatically but will remain outstanding. However, if within two years of the change in control, an employee is involuntarily terminated other than for cause, then his or her unvested awards vest fully upon such termination.

✓
Robust stock ownership guidelines - The Board believes that significant stock ownership by executives and directors aligns their interests with shareholders and promotes long-term business objectives. See "Corporate Governance - Stock Ownership Guidelines."

✓
Anti-Hedging & Pledging Policy - The policy, applicable to directors and executive officers, prohibits both hedging and pledging of our stock. See "Corporate Governance-Anti-Hedging & Pledging Policy."

What We Pay and Why We Pay It
Executive Compensation Philosophy
Decisions regarding the compensation program design for our executives, as well as individual pay decisions, are made in the context of our compensation philosophy, which seeks to link executive compensation to our short-term and long-term financial success and strategic priorities. We believe our executive compensation program should:
•Enable us to appropriately compete for and retain talented employees;

•	Reward performance and focus on long-term stockholder value creation by emphasizing variable pay;

•	Reflect an appropriate mix of cash and equity;

•	Reflect good corporate governance and compensation practices;

•
Take into consideration an assessment of the risk profile of our compensation programs to reduce unnecessary or excessive risks and to confirm that any such risks are not reasonably likely to have a material adverse effect on us; and

•	Contain appropriate risk clawbacks.

Summary of the Elements of our 2014 Executive Compensation Program

The table below summarizes the elements of our 2014 executive compensation program. Approximately 72% of our CEO’s and 66% of the other named executive officers’ aggregate total 2014 direct compensation was variable and at risk, with 44% and 38%, respectively, of the total in the form of long-term incentive compensation.

	Element	Why We Pay this Element	How Size is Determined/Links to Performance

Fixed	Base Salary	Fixed pay for knowledge, skills and abilities
- Set upon an executive’s hire at competitive levels in consideration of knowledge, skills, abilities, experience and job scope.
- Reviewed annually to consider merit increases. Executive salaries are generally within the 50th to 75th percentile of the market median as determined based on a review of salary survey data and comparative proxy peer group information. Comparative salary information is only one among several factors used to set salaries.

Variable	Annual Incentive	Drives the achievement of key business results as determined by the Board
- Annual incentive targets (expressed as a percentage of base salary) are set forth in each executive’s employment agreement.
- Actual payouts based on Company’s performance against five metrics chosen to drive our strategic priorities, individual performance, performance of the business unit or support group overseen by that executive and assessment of competitive pay practices. - 75% of the award was paid in cash as an annual incentive and 25% was deferred in the form of RSUs that vest ratably over three years and contain certain delayed settlement provisions under which the underlying shares will generally not be issued until six years after grant.

Long-Term Equity Awards
- Motivates and rewards behaviors critical to our long-term success

- Aligns executives’ interests with long-term stockholder value

- Encourages retention through the use of multi-year performance-based and time-based vesting schedules

- Balances risk

2014 Long-Term Incentive Comprised of Three Vehicles  Aggregate dollar value of the long-term awards determined in consideration of individual and business unit performance, individual contributions to the Company's strategic progress and our TSR, ROE and ROA (each relative to peers).

PSUs - 50% of each executive's 2014 long-term equity award
- Number of shares to be earned is based in part on three-year cumulative EPS (2014-2016). PSUs would convert into 0-150% of target based on the EPS metric. After application of the cumulative EPS earnout schedule, the number of shares to be issued upon settlement will be further adjusted by reference to a total stockholder return factor that can range from 0.67 to 1.33 based on our three-year TSR percentile ranking against the banks in the KRX index.
 - Delayed settlement in common stock in 2019 (two years after vesting), subject clawback and continued employment through vesting.

RSUs - 25% of each executive's 2014 long-term equity award
- Three-year ratable vest

- Delayed settlement feature under which executive officers, other than the CEO, will generally not receive the underlying shares until 2020 (three years after the last vesting date). In the case of the CEO, settlement of vested shares will generally occur on separation of service.

Options - 25% of each executive's 2014 long-term equity award - Cliff vest 100% three years after grant

Base Salary
In approving executives' salaries for 2014, the Committee considered competitive pay data and Mr. Richman made recommendations for merit and market adjustments for the other executives. Executive salary adjustments were managed to

3.4% in the aggregate, in line with the Company-wide level. With respect to Mr. Richman, the Committee recognized that his base salary had not been increased since 2011 while the Company’s performance had improved significantly over that period. Based on these factors, the Committee approved the following base salaries:

Name	2013 Base Salary (1)	2014 Base Salary(2)
Larry D. Richman	$950,000	$975,000
Kevin M. Killips	515,000	530,000
Bruce R. Hague	476,500	488,500
Bruce S. Lubin	465,000	480,000
Karen B. Case	359,500	375,500

(1) Effective March 1, 2013.
(2) Effective March 1, 2014.

2014 Annual Incentive
Executive annual incentive payouts for 2014 were initially determined as a product of: (a) 2014 base salary, (b) target bonus percentage, as set forth in each executive’s employment agreement, (c) plan funding percentage, determined based on Company performance as measured by five financial results, and (d) a performance factor, structured in a manner to ensure full tax deductibility of incentive payouts. This calculated bonus amount for each executive was then subject to the Committee’s exercise of its negative discretion to reduce, but not increase, the incentive amount (based on the Committee’s assessment of individual and business unit/support group performance). Final awards were less than the amounts contemplated by the plan formula, which was expected as the plan formula was structured to maximize tax deductibility. For 2014, 75% of the annual incentive was paid in cash and 25% was deferred in the form of grants of RSUs subject to time-vesting. The annual incentive amounts earned by our named executive officers for 2014 performance were as follows:

Name	Target Annual Incentive Opportunity, as a % of 2014 Base Salary (%) (1)	2014 Annual Incentive Award Allocation ($)(2)	2014 Annual Incentive Award Allocation, as a % of 2014 Base Salary (%)

Larry D. Richman	125	1,305,281	134
Kevin M. Killips	90	555,000	105
Bruce R. Hague	110	500,000	102
Bruce S. Lubin	90	550,000	115
Karen B. Case	90	415,000	111

(1)    Per employment agreement.

(2)
75% of this annual incentive award allocation to each executive was paid in cash, with the remaining 25% deferred in the form of RSUs that vest ratably over three years. The amounts shown do not reflect the impact of a lack of marketability discount associated with the delayed settlement of vested shares under the RSUs.

Performance Metrics and Funding Percentage

Under the 2014 annual incentive program, a Company-wide incentive pool funding percentage was calculated based on Company achievement against various pre-established financial performance metrics that aligned with our 2014 operating plan. The 2014 metrics were established to motivate and reward performance aligned with our short-term profitability goals as well as our long-term focus on maintaining good credit quality and improving our deposit funding base. The table below sets forth each metric, performance levels and actual performance levels approved by the Committee.

	2014 Annual Incentive Program
	Metric Weighting	Threshold	Target	Superior	Maximum	2014 Actual
Plan Funding Percentage		40%	100%	125%	150%	107.1%
2014 Performance Metric: (Dollars in millions except per share amounts)
Diluted earnings per share	45%	$1.23	$ 1.80	$2.07	$2.34	1.95 (1)
Operating profit, excluding securities gains/losses	20%	$195.5	$261.3	$281.3	$301.2	$261.3
Average criticized loans as a percentage of average loans	15%	3.0%	2.3%	2.0%	1.7%	2.5%
Average core client deposits(2)	10%	$7,400.0	$7,900	$8,100	$8,300	$8,140
Total non-interest income, excluding security gains/losses	10%	$85.0	$119.4	$126.9	$134.4	$117.1

(1) Adjusted to exclude the expense relating to the transfer to a third party of an office lease. See discussion below this chart for more information.
(2) Calculated as average deposits less (a) average deposits of public funds; (b) average deposits from certain large clients (clients with deposits over $50 million at the end of 2013); (c) deposits of new customers in 2014 that average in excess of $50 million for 2014; and (d) deposits of existing customers as of the end of 2013 that average in excess of $75 million in 2014 and are not otherwise included in (b). This amount is also exclusive of average brokered deposits and one-way average deposits through CDARS® (Certificate of Deposit Account Registry Service).

Compared to the 2013 annual incentive plan, EPS remained the primary metric driving 2014 funding due to its importance in growing long-term shareholder value. Based on various factors, including our operating environment and our compensation risk review, we made certain changes to the other annual incentive metrics in 2014:

•	The weighting of the operating profit metric was increased from 15% to 20% to emphasize the importance of top line growth coupled with expense control.

•
The average criticized loans as a percent of average loans metric was changed to a ratio to place the assessment of credit performance in the context of a growing loan portfolio, which was believed to be more appropriate as criticized loans begin to reach more normalized levels. Also, the metric uses average balances rather than end of year numbers as a better measure of credit quality throughout the entire year.

•
The weighting of the core client deposits metric was decreased to 10% from 15% in 2013 to provide room for the enhanced weighting of operating profit and its corresponding focus on quality earnings. This metric was changed to an absolute measure from a ratio to total loans to emphasize the importance of overall deposit funding levels.

As a result of these changes, stronger Company performance was needed in 2014 (as compared to the prior year) to fund the 2014 annual incentive pool at a level equal to the funding in 2013. For example, in order for the 2014 pool to fund at an amount equal to our 2013 pool, our 2014 EPS would have had to increase by approximately 10% from 2013 (assuming the other four metrics fund at the same level as EPS). Company performance equal to that in the Company’s 2014 annual profit plan for all metrics would result in 2014 annual incentive pool funding 8% lower than the 2013 funding.
Each metric contributed to bonus pool funding independently, provided that if EPS did not reach the "superior" level, then none of the remaining metrics could fund above 125%. Performance below threshold for any metric would result in 0% funding for that metric. Performance levels for each metric were based upon our 2014 Board-approved operating plan which represented projected financial performance based upon management’s internal budgeting and strategic initiatives for the year. The Committee approved a 107.1% funding for the corporate bonus pool based on formulaic calculations, reflected in the table above, as adjusted to exclude the expense relating to the transfer to a third party of an office lease. The transfer of the office lease resulted in an expense to the Company which, if included in the calculation of the annual incentive bonus pool, would have decreased performance against the earnings per share and operating profit metrics by approximately $0.01 and $1.6 million, respectively. The expense for the transfer, while recognized in 2014, is expected to benefit the Company in future periods. The annual bonus plan was established to incentivize behaviors in the current period that will benefit the Company. Therefore, the Committee did not wish to negatively impact the size of the bonus pool based on an action that is ultimately expected to benefit the Company.

Determination of Final 2014 Annual Incentive Amount for Our CEO and Named Executive Officers

In exercising its discretion on final annual incentive award amounts, the Committee consulted with the Board regarding its assessment of Mr. Richman’s performance and considered Mr. Richman’s recommendations regarding other executive officers. Mr. Richman’s recommendations reflected his assessment of each executive’s individual and business unit or functional group performance and his or her relative contributions toward Company-wide 2014 performance.

In assessing Mr. Richman’s performance and determining his final 2014 annual incentive award, the Committee noted Mr. Richman’s leadership and contributions to the Company’s continued, strong financial performance and improvements in operating matters and also considered various regulatory matters. The Committee concluded that as CEO, Mr. Richman’s overall performance is reflected by the Company’s overall performance, as measured by the Company-wide funding score under the annual incentive plan. As a result, the Committee awarded Mr. Richman an annual incentive in line with the Company-wide funding level of 107.1% of target.

With respect to the other named executive officers, Mr. Richman’s evaluation noted that each was a strong performer and contributor to the senior leadership team. Mr. Richman provided the Committee with his recommendation of an annual incentive award for each of the named executive officers, differentiating the amounts based on line of business performance, contributions to strategic initiatives and other accomplishments of each executive.

As described above, 25% of the 2014 annual incentive awards for each executive officer was deferred in the form of RSUs that vest over three years. The shares underlying vested RSUs are generally not distributable until the earliest of March 1, 2021; the holder’s death or disability, or a change in control of the Company as defined in Section 409A under the IRC. In prior years, such deferrals would vest upon an executives’ retirement on a pro-rata basis up to the date of retirement. However, in order to avoid creating a disincentive for executives to retire when it might be appropriate to do so and to encourage smooth transitions in succession planning, the Committee revised the terms of these annual incentive deferral RSUs to provide for a more competitive definition of retirement and to allow them to continue to vest, on the stated vesting schedule, after retirement. All named executive officers (other than Ms. Case) are retirement eligible under the new definition of retirement.

Long-Term Incentives
The Committee determined to adjust the relative mix of equity vehicles that comprise the 2014 long-term incentive program in order to increase the percentage of the award to executives that is performance-based. This change was made in response to general market trends, but also to further align executives’ interests with those of stockholders, in line with views espoused by many of our institutional investors. The revised mix increases the likelihood that an executive will realize the intended full value of the equity award only if the Company continues to perform.

There was no specific target value for individual long-term equity awards to executives, expressed as a percentage of base salary or otherwise. However, prior to approving the awards, the Committee reviewed market and peer group equity award practices and considered its and the Board’s assessment of Mr. Richman’s performance as well as Mr. Richman’s recommendations for his direct reports based on his assessment of their differentiated individual performance and individual contributions to the strategic progress of the Company. Finally, the Committee took into account the Company’s total stockholder return, ROE and ROA (each relative to our peers), as well as each executive’s relative contributions to the Company’s significant progress toward stabilizing credit, as applicable. The Committee also wanted to appropriately incent a leadership team that they view as critical to the Company’s future success without having a significant negative impact on our burn rate or share utilization.

Based on these considerations, the Committee approved the following awards:

	2014 Long-Term Incentive Awards
Name	Aggregate Value of 2014 Long-Term Incentives ($)(1)	% of 2013 Base Salary	PSUs [50% of Long-Term Award Value] (# at Target)	RSUs (2) [25% of Long-Term Award Value] (#)	Options(3) [25% of Long-Term Award Value] (#)
Larry D. Richman	1,175,000	124	19,564	10,514	23,999
Kevin M. Killips	450,000	87	7,493	4,026	9,191
Bruce R. Hague	350,000	73	5,828	3,132	7,149
Bruce S. Lubin	400,000	86	6,660	3,579	8,170
Karen B. Case	325,000	90	5,411	2,908	6,638

(1)	Prior to the impact of lack of marketability discounts associated with delayed settlement of vested shares under the PSU and RSU awards.

(2)
One-third of the RSUs vests on March 1 of each of 2015, 2016 and 2017. The shares underlying Mr. Richman's vested RSUs will settle and be distributable to him upon his resignation or other separation from the Company, or, if earlier, when limitations on tax deductibility of executive compensation expense under Section 162(m) of the Internal Revenue Code (IRC) no longer apply to him. For the remaining executives, the shares underlying vested RSUs are generally not distributable until the earliest of March 1, 2020; the holder's death, disability, resignation or other separation from the Company; or a change in control as defined in Section 409A under the IRC.

(3)	The exercise price of the options is $27.94, the closing price of our common stock on the grant date. The options vest 100% on March 1, 2017.
The terms of the PSUs are generally similar to our 2013 PSUs except that we added a TSR factor to the 2014 awards. The value of the 2014 PSUs is tied to our long-term financial performance and is intended to link a portion of 2014 executive compensation to the attainment of pre-established higher profitability levels as well as relative TSR, each measured over a three-year period. The number of PSU shares to be earned will depend in part on our EPS performance relative to a specified three-year cumulative EPS target over the 2014-2016 performance period. We chose EPS as the metric to align executive and stockholder interests as we believe EPS is the metric that is most influential in driving stock price changes, a key focus of our stockholders. The three-year performance target was set at a level considered by the Committee to be challenging, but reasonably achievable if management successfully executes the three-year business plan prepared at the time of grant. If the minimum EPS performance threshold is not met, no shares of common stock will be issued at the end of the performance period. If the cumulative EPS performance exceeds a specified target level after the first two years, then the PSUs will be settled for no less than 50% of target. If 2016 EPS is less than a specified level, the award will be limited to, in all circumstances, 100% of target. At the highest level based on EPS performance, the PSUs would convert into shares at 150% of target.
After application of the cumulative EPS earnout schedule, the number of shares to be issued upon settlement will be further adjusted by reference to a TSR factor which can range from 0.67 to 1.33 based on our three-year TSR percentile ranking relative to the banks included in the KRX index (which is KBW’s index of 50 regional banks). TSR performance above the 80th percentile of the KRX is required to maximize the TSR factor (1.33x) while performance below the 20th percentile of that comparator group results in the lowest TSR factor (0.67x), with linear interpolation between these two points.
In no event may the TSR factor exceed 1.00x if our three-year TSR is negative. In other words, the TSR factor will provide no upside potential if our three-year relative TSR is negative, regardless of our relative ranking against the KRX index. The Committee chose to add relative TSR as a factor that could increase or decrease the ultimate payout of the PSUs because we believe it aligns with the economic impact on our shareholders of stock price changes.
The PSUs will settle and convert into common stock in early 2019, two years after vesting, subject to clawback in certain circumstances.

Minimum Settlement Levels for PSUs Awarded to Executive Officers in 2013

As previously disclosed in our 2013 Proxy Statement, the PSUs awarded to our executives in 2013 will vest only if we achieve a specified cumulative EPS target over the 2013-2015 period. The PSUs will be settled and converted into common stock in early 2018 (two years after vesting in early 2016), subject to clawback in certain circumstances. The number of shares of common stock issued upon settlement can range from 0% to 150% of target, depending on our three-year cumulative EPS. However, the 2013 PSUs contain a provision under which they will settle for no less than 50% of target (subject only to continued employment through the vesting date in early 2016 and any application of the clawback) if our two-year (2013-2014) cumulative EPS exceeded $2.95/share.

Our actual 2013-2014 cumulative EPS was $3.51. However, pursuant to the previously disclosed terms of the PSUs, the Committee approved an adjustment to that number to reflect the after-tax impact of securities gains in 2013 and 2014, resulting in a final 2-year EPS (adjusted) of $3.50. This number exceeded the two-year EPS threshold. Therefore, our executives’ 2013 PSUs will settle in 2018 for at least 50% of target. Subject to continued employment and any potential application of the clawback, the minimum number of shares our named executive officers will receive upon settlement of the 2013 PSUs will be:

Name	Minimum # of Shares of Common Stock into which 2013 PSUs will Settle (subject to continued employment)
Larry D. Richman	7,691
Kevin M. Killips	3,001
Bruce R. Hague	3,395
Bruce S. Lubin	2,710
Karen B. Case	2,095

For more information about the 2013 PSUs, please see our 2013 Proxy Statement filed with the Securities and Exchange Commission on April 12, 2013 under “Compensation Discussion and Analysis - The Elements of Our Compensation Program - 2013 Compensation - Long-Term Incentives - Performance-Based Long-Term Incentives.”

How We Make Compensation Decisions
Risk Considerations
The Committee reviews the risks and rewards associated with our compensation programs. The programs are designed with features that help to mitigate incentive compensation risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short term and the long term.
Management and the Committee periodically evaluate the risks involved with compensation programs and do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on us. In early 2014, the Company conducted, and the Committee reviewed, a comprehensive risk assessment that included an inventory of incentive plans and programs and a consideration of factors such as the plan metrics and structure, number of participants, historical payment amounts and risk mitigation factors.
Since base salary is fixed and a relatively small percentage of total direct compensation, we do not believe it encourages risk-taking. In addition, we believe that our annual incentive and long-term equity programs contain appropriate risk mitigation factors, as summarized in the graphic below.
Duties and Process of the Committee
The Committee operates under a written charter adopted by the Board (available on our website, www.theprivatebank.com). Under its charter, the Committee, among other things:

•	in collaboration with management, develops our executive compensation philosophy and monitors the overall effectiveness of our executive program;

•	reviews and approves the compensation of our CEO and other executive officers;

•	approves an annual bonus plan, including setting metrics;

•	administers our long-term incentive program, including granting of equity and setting vesting and other terms;

•	establishes, and reviews compliance with, executive stock ownership guidelines;

•	reviews and approves our peer group;

•	has authority and funding to retain and pay for an independent compensation consultant;

•	considers the independence of its compensation advisers prior to engaging or receiving advice from them; and

•	reviews compensation plans to ensure they do not incentivize imprudent risk-taking.

Considerations in Executive Compensation Decisions
In making its decisions, the Committee takes into account relevant factors including:

•	desirable mix of fixed to variable pay; short- to long-term incentives; and cash to equity;

•
comparative factors, including local market conditions, compensation survey data, peer proxy compensation information, peers' relative performance data and competitive trends in executive compensation in our industry;

•	our financial performance and, where applicable, the financial performance of business units overseen by an executive;

•	stockholder return;

•	incentive, motivation and retention considerations;

•	individual performance and total compensation data, including a history of all cash, equity, perquisites and benefits, compiled for each executive;

•	tax, accounting and other factors affecting our cost of compensation;

•	equity burn rate and share utilization considerations;

•	applicable regulatory guidance;

•	the results of annual shareholder vote results on "say on pay" proposals; and

•	guidelines, analyses and commentary of various proxy advisory firms.

Compensation Consultant
The Committee retained Pearl Meyer & Partners, LLC ("PM&P") as its independent consultant through May 2014. It retained Towers Watson ("Towers") as its independent consultant beginning in August 2014. Both consultants reported directly to the Committee and under its direction, both performed the following functions (unless otherwise indicated):

•	prepared pay-for-performance analyses for the Committee;

•	advised the Committee on executive compensation planning for 2014 (PM&P) and for 2015 (Towers);

•	reviewed executive officer pay recommendations;

•	reviewed this Compensation Discussion and Analysis (Towers only);

•	assisted the Committee with its review of director compensation; and

•	prepared various executive compensation and Company performance comparisons against peers and market to assist the Committee in fulfilling its duties.

A representative of PM&P was present at all of the Committee’s four 2014 meetings through May and a representative of Towers was present at both of the Committee's remaining 2014 meetings.

The Committee considered the following to assess the independence of both these consultants, determining that neither PM&P’s nor Towers' work raised any conflicts:

Factors Considered in Assessing Compensation Consultant Independence
Neither consultant provided any services other than executive compensation advice	No relationships exist between any individual advisor at either consultant and any Committee member
Fees received by each of PM&P and Towers from work for the Committee relative to their annual revenues	No relationships exist between either consultant (or certain of their respective employees) with our executive officers
Reviewed each consultant's policies and procedures designed to prevent conflicts of interest	No individuals at either consultant who advise the Committee own our common stock

Peer Group

The Committee, with advice from Towers and management, regularly reviews our peer group and related selection criteria. The Committee reviews our executive compensation against peer data to assess the overall structure of our compensation program and to confirm that final compensation decisions are within general industry practices. It uses that information as one among many factors it considers when making its final decisions but does not use the benchmarking data as a means to set final salary or incentive amounts. The Committee approved a peer group in late 2014 that was unchanged from the prior year other than the removal of Sterling Financial Corporation due to its acquisition by Umpqua Holdings Corporation during 2014:

Associated Banc-Corp	Fulton Financial Corporation	Susquehanna Bancshares, Inc.
BancorpSouth, Inc.	IBERIABANK Corporation	UMB Financial Corporation
First Citizens BancShares, Inc.	MB Financial, Inc.	Umpqua Holdings Corporation
FirstMerit Corporation	Prosperity Bancshares, Inc.	Valley National Bancorp
First Midwest Bancorp, Inc.	Signature Bank	Wintrust Financial Corporation

This group reflects bank holding companies emphasizing commercial lending that are similar in asset size and market capitalization. At the end of 2014, the peer group companies had:

•	Asset sizes ranging from $9.4 to $30.1 billion (average of $19.9 billion) compared to the Company's assets at December 31, 2014 of $15.6 billion;

•	Market capitalization from $1.3 to $6.5 billion (average of $2.9 billion) compared to the Company's market capitalization of $2.6 at the end of 2014; and

•	Loan portfolios with strong concentrations in the commercial sector.

When considering the peer group in recent years, additional financial institutions that met the criteria were identified in each year, however, the Committee determined to not add any of them to the peer group so as to maintain consistency and maintain an appropriately-sized group.
Decision-Making Process and Role of Executive Officers
The Committee seeks periodic input and recommendations from senior management, other directors and its independent compensation consultant. The executives support the Committee in the discharge of its responsibilities by providing, among other things, individual and Company performance data, tax and accounting information and legal and corporate governance analysis and recommendations. The Committee meets regularly in executive session to discuss matters and take final actions, often with the participation of its independent compensation consultant. The Committee also requested and considered advice from internal legal counsel and has the authority and funding to hire independent legal counsel. From time to time, other members of the Board may be invited to participate in the Committee’s discussions. Neither the CEO nor any other executive participates in the Committee’s deliberations with respect to CEO compensation, except that, at the request of the Committee, the Company's General Counsel and Chief Human Resources Officer may advise the Committee and respond to its inquiries during such deliberations.

Additional Information
Clawback Policies
Our clawback policy allows us to recoup annual and long-term incentive compensation paid to executive officers if the criteria upon which it was based is determined to have been incorrect or incomplete, or where the recipient engaged in illegal, dishonest, fraudulent or intentional misconduct that materially impacted the size of the award. The clawback rights apply during the three-year period following the date that a bonus was made or the date that restrictions on restricted shares lapsed.
Under our Amended and Restated 2011 Incentive Compensation Plan (under which we grant both annual and long-term incentive awards), we may recover awards if we are required to prepare an accounting restatement due to material non-compliance with financial reporting requirements and the recipient engaged in certain misconduct leading to that restatement. Subject to any applicable laws, the amount to be recovered would be the amount by which an applicable award exceeded the amount that would have been payable had the financial statements been originally filed with the restated numbers, or a greater or lesser amount as determined by the Committee. In addition to recoupment, the plan explicitly permits us to recover the value of the clawed-back awards by withholding payment of future compensation increases (including discretionary bonuses) or future grants of awards under the plan that otherwise would have been made.
Further, the PSUs granted to our executive officers in 2013 and again in 2014 contain a clawback under which we may recoup all or a portion of vested amounts during the two years following the performance period if (a) the cumulative EPS metric on which the award is based is incorrect or if an executive engaged in illegal or fraudulent conduct in order to increase the size of the award; (b) required under applicable laws and regulations; or (c) an executive officer is deemed to be responsible for misconduct, material errors, a failure of risk oversight or a failure to establish appropriate risk controls, any of which materially and negatively impacts the Company.

Employment Agreements
We entered into employment agreements with our CEO and the other named executive officers at the time they joined the Company in 2007 (2009 for Mr. Killips). The agreements were based on our assessment of then-current competitive practice, recruitment considerations, input from the Committee’s compensation consultant at that time and legal counsel and negotiations with the executives. None of these agreements was amended in 2014. The agreements offer certainty and stability to our executive management team and are typical within our industry, particularly in light of consolidation that has occurred and is likely to continue. The agreements set forth each executive’s position, minimum base salary and annual bonus targets and also provide for severance benefits if they are involuntarily terminated within or outside a change in control. The agreements also contain various confidentiality and restrictive covenants that are appropriate to protect the Company's interests. Overall, we believe these agreements are necessary to retain the executive talent needed to execute our strategies.
Executive Benefits and Perks
Our executives are eligible to participate in the benefit programs we provide to our employees generally. We maintain a non-qualified deferred compensation plan under which executives and certain other employees may defer a portion of current cash compensation. We do not provide matching or other contributions (other than earned interest) under that plan. See "Executive Compensation - 2014 Nonqualified Deferred Compensation." We provide most executives with a fixed monthly allowance to cover club dues, which amount varies by executive. We also provide Mr. Richman with a driver, who is a Company employee, as well as certain other driver services, to enhance Mr. Richman’s efficiency in the discharge of his duties.

Practice Regarding Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the "Code"), limits the tax deductions by public companies for compensation paid or provided to certain executive officers. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to the CEO and the three most highly compensated individuals other than the CEO and Chief Financial Officer who are employed as executive officers at year-end and included as named executive officers in the proxy statement. However, the deduction for certain performance-based compensation is excluded from the Section 162(m) limits if, among other things, it is paid pursuant to plans approved by stockholders of the Company, such as the Company’s current Amended and Restated 2011 Incentive Compensation Plan. The Committee’s practice with respect to Section 162(m) is to consider the after-tax cost of compensation awards and generally seek to qualify such compensation for deductibility where practicable but will also take other non-tax considerations into account in making compensations decisions. As a result, it is possible that not all compensation will be designed to be tax deductible under Section 162(m), and even if they are so designed, taxing authorities could challenge the structuring of certain arrangements, which could result in such compensation being non-deductible under Section 162(m).
Consideration of Results of 2014 Stockholder Advisory Vote on Executive Compensation
At our 2014 annual meeting of stockholders, 95.2% of votes were cast in support of the proposal to approve executive compensation, compared to 94.6% in 2013 and 88.5% in 2012. The Committee considers the results of annual "say-on-pay" proposals among many other factors in discharging its responsibilities. In recognition of the substantial stockholder approval of our executive compensation in recent years, we did not make significant changes to our 2014 executive compensation programs. The Committee did take steps to further strengthen the link between pay and long-term performance by taking the various actions described above under "Pay For Performance Analysis - Key 2014 Compensation Decisions."
Investor Outreach and Resulting Actions
Throughout the year, the Company regularly interacted with stockholders regarding Company performance, business strategy and other corporate matters. Relating to corporate governance and executive compensation matters, we are committed to understanding our investors' views and guidelines on best practices and are open to discussing with stockholders our compensation philosophy and the design of our programs. In line with general stockholder and stakeholder views in favor of performance-based incentives, the Committee, as discussed above, in 2013 added performance-based long-term incentives (PSUs) as a regular component of our executive compensation program and, in 2014, increased the relative weighting of such PSUs awarded to executives to 50% of their respective long-term equity awards. Also in alignment with stockholder views, the Committee added a relative TSR factor to the PSUs awarded in 2014 so that our TSR relative to a pre-established index, would impact, positively and negatively, the final payout under these awards.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company’s proxy statement in connection with the Company’s 2015 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.
Compensation Committee
Edward W. Rabin (Chair)
Michelle L. Collins
Cheryl Mayberry McKissack
James B. Nicholson

EXECUTIVE COMPENSATION
Summary Compensation Table                          _______
The following table shows cash and non-cash compensation for the years ended December 31, 2014, 2013 and 2012, for the Company’s "Principal Executive Officer," the Company’s current "Principal Financial Officer," and for the next three most highly compensated executive officers during 2014. We refer to these five individuals as our "named executive officers" throughout this proxy statement. As explained in footnote 2 to this table, information is presented in accordance with SEC proxy disclosure rules that specify valuation methodologies and require allocations of equity awards to certain years that may not coincide with the Company's performance periods. See "Compensation Discussion and Analysis - Pay for Performance Analysis" for more information.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(1) ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Larry D. Richman President and CEO (Principal Executive Officer)	2014	970,833		—	729,037		292,308	978,961	(5)	—	135,641	(8)	3,106,780
	2013	950,000		—	814,386		419,235	896,000	(6)	—	134,032		3,213,653
	2012	2,250,000	(4)	—	678,756		—	—	(7)	—	170,250		3,099,006

Kevin M. Killips Chief Financial Officer (Principal Financial Officer)	2014	527,500		—	278,075		111,946	416,250	(5)	—	18,938	(9)	1,352,709
	2013	512,500		—	411,432		184,956	375,000	(6)	—	19,189		1,503,077
	2012	1,040,833	(4)	—	163,985		—	—	(7)	—	18,612		1,223,430

Bruce R. Hague President, National Commercial Banking	2014	486,500		—	216,298		87,075	375,000	(5)	—	56,486	(9)	1,221,359
	2013	474,500		—	315,690	(10)	137,462	322,500	(6)	—	56,723		1,306,875
	2012	462,083		—	468,754		165,204	354,300	(10)	—	70,317		1,520,658

Bruce S. Lubin President, Illinois Commercial Banking	2014	477,500		—	247,173		99,511	412,500	(5)	—	39,836	(9)	1,276,520
	2013	462,500		—	387,067		166,459	375,000	(6)	—	39,560		1,430,586
	2012	945,000	(4)	—	144,988		—	—	(7)	—	46,570		1,136,558

Karen B. Case President, Commercial Real Estate Banking (11)	2014	372,833		—	200,824		80,851	311,250	(5)	—	40,812	(9)	1,006,570
	2013	357,833		—	210,576	(10)	103,602	281,250	(6)	—	40,806		994,067

(1)
For 2014, 2013 and 2012, amounts represent the aggregate grant date fair value of (a) time-vested restricted stock and restricted stock unit grants and (b) performance share units (PSUs) granted in 2014 and 2013, each as computed in accordance with FASB ASC Topic 718. No PSUs were granted in 2012. Grant date fair value for all restricted stock and restricted stock unit (RSU) awards is determined based on the closing price-per-share of our Common Stock on the date of grant adjusted, in the case of the 2014 and 2013 grants and one grant to Mr. Richman in 2012, for a lack of marketability discount due to the transfer restrictions on the shares underlying the awards or delayed settlement of the awards. Lack of marketability discounts in 2014, 2013 and 2012 range from 17%-26%. The amounts do not reflect amounts actually paid to, or realized by, the named executive officers in any such year.

The grant date fair value of the PSUs awarded in 2014 and 2013 is calculated in accordance with FASB Topic 718 based on the probable outcome of the performance conditions at the time of grant, adjusted for a lack of marketability discount of 20% in each year due to delayed settlements. Set forth below are the grant date fair values of the PSUs awarded in 2014 calculated assuming: (i) the probable outcome of the performance conditions for each program as discussed in the prior sentence, which amount is included in the "Stock Awards" column of this Summary Compensation Table and (ii) achievement of the maximum levels of performance (which is the dollar value attributed to the original award multiplied by 200% for 2014 and 150% for 2013).

Name	Year	Grant Date Fair Value of PSUs Assuming Probable Outcomes at Time of Grant ($)	Grant Date Fair Value of PSUs Assuming Achievement of Maximum Performance Levels ($)
Larry D. Richman	2014	508,664	1,017,328
	2013	237,498	356,247
Kevin M. Killips	2014	194,818	389,636
	2013	92,686	139,029
Bruce R. Hague	2014	151,528	303,056
	2013	104,822	157,233
Bruce S. Lubin	2014	173,160	346,320
	2013	83,685	125,528
Karen B. Case	2014	140,686	281,372
	2013	64,709	97,064
For further information on the stock awards granted in 2014, see the 2014 Grants of Plan-Based Awards table below. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2014 Annual Report on Form 10-K.

(2)
Amounts represent the value of time-vested stock options granted during 2014, 2013 and 2012 computed in accordance with FASB ASC Topic 718. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2014 Annual Report on Form 10-K.

(3)	The Named Executive Officers who participate in the Deferred Compensation Plan did not earn interest at a rate exceeding 120% of the Applicable Federal Rate.

(4)
The 2012 amount for Mr. Richman includes: (a) temporary fixed cash compensation of $650,000, and (b) salary stock in the aggregate amount of $650,000, which amount was paid partly in the form of 26,334 fully-vested shares of stock, and partly as $241,534 in cash, which is equal to the tax withholding amount. The 2012 amount for Mr. Killips includes: (a) temporary fixed cash compensation of $275,000, and (b) salary stock in the aggregate amount of $275,000, which amount was paid partly in the form of 12,253 fully-vested shares of stock, and partly as $84,943 in cash, which is equal to the tax withholding amount. The 2012 amount for Mr. Lubin includes: (a) temporary fixed cash compensation of $250,000, and (b) salary stock in the aggregate amount of $250,000, which amount was paid partly in the form of 11,405 fully-vested shares of stock, and partly as $73,093 in cash, which is equal to the tax withholding amount. The salary stock granted to Messrs. Richman, Killips and Lubin in 2012 is not transferable for three years from the grant date except in limited circumstances.

(5)
Portions of the annual incentives awarded to the Named Executive Officers for 2014 were granted as time-vested RSUs. The grants were made in February 2015 and do not appear in the Summary Compensation Table, which reflects only cash incentive compensation earned in 2014 and stock awards granted during 2014. The value of such RSUs made in February 2015 under the Company's 2014 annual incentive plan were as follows: Mr. Richman - $226,364, Mr. Killips - $96,243, Mr. Hague - $86,706; Mr. Lubin - $95,389 and Ms. Case - $73,834. These values reflect an adjustment for a lack of marketability discount resulting from the delayed settlement of the awards.

(6)
As described in our Proxy Statement for our 2014 Annual Meeting of Stockholders, portions of the annual incentives awarded to the Named Executive Officers for 2013 were granted as PSUs in March 2013. See footnote 1 above for additional information about these PSU grants.

(7)
Messrs. Richman, Killips and Lubin did not receive an annual cash incentive for 2012 because each was subject to TARP-related restrictions on incentive compensation awards for the majority of 2012. As such, they received time-vested restricted stock or unit awards structured as TARP-compliant restricted stock under applicable TARP regulations. A portion of these 2012 incentive compensation equity awards was granted in December 2012 and a portion in February 2013. The grants made in December 2012 are included in the "Stock Awards" column above for 2012 and were valued at $378,752, $163,985 and $144,988 for Messrs. Richman, Killips and Lubin, respectively. The grants made in February 2013 are included in the "Stock Awards" column above for 2013 and were valued at $262,457, $165,160 and $165,160 for Messrs. Richman, Killips and Lubin, respectively.

(8)
In addition to an allowance for club membership dues totaling $25,730, matching contributions to the Company’s 401(k) plan, parking benefits and restricted stock dividends, this amount also includes the $93,401 incremental cost to the Company of providing an employee as a driver for Mr. Richman. This amount represents approximately 74% of the total compensation and benefits costs incurred by the Bank which are estimated to be attributable to the employee and his driving-related duties, plus maintenance, operating, insurance, other driver services and other costs paid by the Company. The driver uses Mr. Richman’s personal car for these purposes.

(9)
For Messrs. Killips, Hague, Lubin and Ms. Case, this amount includes an allowance for club membership dues, restricted stock dividends, parking benefits, matching contributions to the Company’s 401(k) plan (except for Mr. Killips) and for Messrs. Hague and Lubin, spousal travel benefits of approximately $300 each. Club membership allowances for 2014 totaled $43,833, $26,890 and $28,800 for Messrs. Hague, Lubin and Ms. Case, respectively.

(10)
Portions of the annual incentives awarded to Mr. Hague and Ms. Case for 2012 were granted as time-vested restricted stock. Because such grants were made in February 2013 they appear in the total for "Stock Awards" for 2013. The value of such restricted stock awards made to Mr. Hague and Ms. Case in February 2013 for 2012 performance was $96,730 and $59,841, respectively.

(11)	Information for 2012 has been omitted as Ms. Case was not a named executive officer in 2012.

Plan-Based Award Grants in Last Fiscal Year
The following table shows incentive bonus compensation plan information and awards of restricted stock, restricted stock units and stock options to each named executive officer in 2014 and the fair value of the awards as of the grant date. The awards were made under our stockholder-approved 2011 Incentive Compensation Plan. For a discussion of the terms of these awards, see our Compensation Discussion and Analysis under "The Elements of Our Compensation Program."

2014 Grants of Plan-Based Awards

			Estimated Future Payouts Under Equity and Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity and Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type of Award	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Larry D. Richman	2014 Cash Incentive(5)	3/12/2014	365,625	914,063	1,713,867	—	—	—	—	—	—	—
	2014 PSU Incentive	3/12/2014	—	—	—	9,782	19,564	39,128	—	—	—	508,665	(6)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	10,514	—	—	220,373	(7)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	—	23,999	$27.94	292,308	(7)

Kevin M. Killips	2014 Cash Incentive(5)	3/12/2014	143,100	357,750	670,781	—	—	—	—	—	—	—
	2014 PSU Incentive	3/12/2014	—	—	—	3,747	7,493	14,986	—	—	—	194,818	(6)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	4,026	—	—	83,258	(7)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	—	9,191	$27.94	111,946	(7)

Bruce R. Hague	2014 Cash Incentive(5)	3/12/2014	161,205	403,013	755,648	—	—	—	—	—	—	—
	2014 PSU Incentive	3/12/2014	—	—	—	2,914	5,828	11,656	—	—	—	151,528	(6)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	3,132	—	—	64,770	(7)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	—	7,149	$27.94	87,075	(7)

Bruce S. Lubin	2014 Cash Incentive(5)	3/12/2014	129,600	324,000	607,500	—	—	—	—	—	—	—
	2014 PSU Incentive	3/12/2014	—	—	—	3,330	6,660	13,320	—	—	—	173,160	(6)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	3,579	—	—	74,013	(7)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	—	8,170	$27.94	99,511	(7)

Karen B. Case	2014 Cash Incentive(5)	3/12/2014	101,385	253,463	475,242	—	—	—	—	—	—	—
	2014 PSU Incentive	3/12/2014	—	—	—	2,706	5,411	10,822	—	—	—	140,686	(6)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	2,908	—	—	60,138	(7)
	Long-Term Incentive	2/21/2014	—	—	—	—	—	—	—	6,638	$27.94	80,851	(7)

(1)
On February 7, 2014, the Committee approved the grants (effective February 21, 2014) of time-vested restricted stock units and stock options comprising 50% of each named executive officer's 2014 long-term incentive award. On March 12, 2014, the Committee approved grants (effective on the same date) of PSUs to each named executive officer representing the remaining 50% of each person’s 2014 long-term incentive award and also approved the 2014 annual bonus plan, for which the estimated future payout amounts were based on the named executive officers’ base salaries effective March 1, 2014.

(2)
Estimated future payout amounts reflect 75% (portion of named executive officers' annual bonus opportunities paid in cash) of the potential aggregate bonus pool funding at threshold, target and maximum levels of performance and assume like percentage payouts to named executive officers. The remaining 25% of the annual bonus opportunity is intended to be awarded as time-vested restricted stock. See footnote 5 for additional information on both of these elements of the annual bonus. The "threshold" level payout does not denote a minimum bonus as individual bonuses are not guaranteed regardless of the level of plan funding. For annual incentive awards, threshold payout of 40% of target reflects the Company meeting the minimum standard for all five financial goals, while the "maximum" level payout represents the Company achieving maximum performance on all five goals with that amount multiplied by 125%, which was the cap on the executives' 2014 annual incentive bonuses.

(3)
The estimated future payout amounts reflect the payouts that are to be to be settled in shares based on achieving pre-established threshold, target and maximum levels of cumulative earnings per share and relative total shareholder returns (measured against other banking companies), over the three-year performance period of 2014-2016. Performance below the threshold level of cumulative earnings per share goals will result in no payouts on the performance units. For more information regarding the terms of these PSUs, see the section titled "Long-Term Incentives" in the Compensation Discussion and Analysis.

(4)
The grant date fair values of all PSUs and RSUs reflect lack of marketability discounts ranging from 20% - 26% due to the transfer restrictions on the shares underlying the awards that result from the delayed settlement of the awards.

(5)
A total of 75% of the 2014 annual incentive award was paid in cash in early 2015. These amounts totaled $978,961, $416,250, $375,000, $412,500 and $311,250 for Messrs. Richman, Killips, Hague, Lubin and Ms. Case, respectively. The remaining 25% was granted in February 2015 as time-vested RSUs which will be reflected in the "All Other Stock Awards" column in our 2016 Proxy Statement.

(6)
Represents the grant date fair value of the PSU awards determined in accordance with FASB ASC Topic 718 based on the probable outcome of the performance condition at the time of grant, adjusted for a lack of marketability discount due to delayed settlement.

(7)
Represents the grant date fair value of the time-vested RSU awards and time-vested stock options determined in accordance with FASB ASC Topic 718, adjusted in the case of RSUs for a lack of marketability discount due to delayed settlement.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes certain information for each named executive officer with respect to outstanding equity awards and the value of such awards.
Outstanding Equity Awards as of December 31, 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares/ Units of Stock that have not Vested (#)(1)		Market Value of Shares/ Units that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units/ Rights That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Larry D. Richman	234,375	—		26.10	11/1/2017	6,949	(4)	232,097	—		—
	—	54,305	(3)	17.95	2/22/2023	32,637	(4)(5)	1,090,076	—		—
	—	23,999	(3)	27.94	2/21/2024	19,499	(4)(5)	651,267	—		—
	—	—		—	—	15,785	(4)(5)	527,219	—		—
	—	—		—	—	10,514	(4)(5)	351,168	—		—
	—	—		—	—	7,691	(8)	256,879	15,382	(8)	513,759
									39,128	(9)	1,306,875
Kevin M. Killips	42,641	—		14.30	2/10/2019	10,704	(4)	357,514	—		—
	24,547	—		14.99	4/1/2021	11,142	(4)(6)	372,143	—		—
	—	23,958	(3)	17.95	2/22/2023	6,964	(4)(6)	232,598	—		—
	—	9,191	(3)	27.94	2/21/2024	4,026	(4)(7)	134,468	—		—
	—	—		—	—	3,001	(8)	100,233	6,003	(8)	200,500
									14,986	(9)	500,532
Bruce R. Hague	78,125	—		26.10	11/1/2017	3,909	(4)	130,561	—		—
	16,892	8,446	(3)	14.39	2/22/2022	6,949	(4)	232,097	—		—
	—	17,806	(3)	17.95	2/22/2023	4,386	(4)(6)	146,492	—		—
	—	7,149	(3)	27.94	2/21/2024	5,175	(4)(6)	172,845	—		—
	—	—		—	—	3,132	(4)(7)	104,609	—		—
	—	—		—	—	3,395	(8)	113,393	6,789	(8)	226,753
									11,656	(9)	389,310
Bruce S. Lubin	78,125	—		26.10	11/1/2017	9,464	(4)	316,098	—		—
	23,103	—		14.99	4/1/2021	11,142	(4)(6)	372,143	—		—
	—	21,562	(3)	17.95	2/22/2023	6,267	(4)(6)	209,318	—		—
	—	8,170	(3)	27.94	2/21/2024	3,579	(4)(7)	119,539	—		—
	—	—		—	—	2,710	(8)	90,514	5,420	(8)	181,028
									13,320	(9)	444,888
Karen B. Case	78,125	—		26.10	11/1/2017	2,316	(4)	77,354	—		—
	14,440	—		14.99	4/1/2021	1,303	(4)	43,520	—		—
	10,010	5,005	(3)	14.39	2/22/2022	2,713	(4)(6)	90,614	—		—
	—	13,420	(3)	17.95	2/22/2023	3,900	(4)(6)	130,260	—		—
	—	6,638	(3)	27.94	2/21/2024	2,908	(4)(7)	97,127	—		—
	—	—		—	—	2,095	(8)	69,973	4,191	(8)	139,979
									10,822	(9)	361,455

(1)
Holders of unvested restricted stock and RSU awards granted prior to 2014 receive dividends or dividend equivalents as and when dividends are paid by the Company to its stockholders. Holders of unvested RSU awards granted in 2014 and unvested PSU awards are entitled to dividend equivalent rights which are paid to the holder only upon settlement. Holders of restricted stock (but not RSUs or PSUs) have voting rights as if the underlying shares were beneficially owned by the holder.

(2)
Amounts represent the value of outstanding stock awards based on the closing price of our common stock on December 31, 2014, $33.40 per share, without regard to any lack of marketability discount associated with transfer restrictions or delayed settlement.

(3)	The vesting schedule for stock options for each named executive officer is as follows:

Vesting Date	Larry D. Richman	Kevin M. Killips	Bruce R. Hague	Bruce S. Lubin	Karen B. Case
3/1/2015	—	—	8,446	—	5,005
3/1/2016	54,305	23,958	17,806	21,562	13,420
3/1/2017	23,999	9,191	7,149	8,170	6,638
Total	78,304	33,149	33,401	29,732	25,063

(4)	The vesting schedule for the restricted stock and restricted stock units for each named executive officer is as follows:

Vesting Date	Larry D. Richman	Kevin M. Killips	Bruce R. Hague	Bruce S. Lubin	Karen B. Case
3/1/2015	53,103	19,388	16,683	18,065	7,896
3/1/2016	28,776	12,106	5,824	11,194	4,275
3/1/2017	3,505	1,342	1,044	1,193	969
Total	85,384	32,836	23,551	30,452	13,140

(5)
After vesting, the shares underlying Mr. Richman’s RSUs are distributable to him by reference to the earlier of his resignation or other termination of his employment with the Company for any reason or the date limitations on tax deductibility of executive compensation expense under Section 162(m) of the Internal Revenue Code no longer apply to him.

(6)
The shares underlying the referenced restricted share awards are subject to transferability restrictions for a period of three years following the last vesting date for such award, except shares to cover minimum tax withholding obligations prior to such date.

(7)	The shares underlying the referenced RSUs are distributable three years following the last vesting date.

(8)
Represents PSUs with a three-year performance period ending December 31, 2015. The shares underlying the PSUs convert into common shares on a one-to-one basis approximately two years following the vesting date and are distributed. The number of PSUs earned will be based on the Company's performance relative to pre-established threshold, target and maximum cumulative earnings per share goals for the three-year performance period. If the threshold (minimum) performance level is not achieved, the performance share units will be forfeited. Because cumulative EPS for the two years ended December 31, 2014 exceeded certain levels, the award will pay out at not less than 50% of the target award. As a result, this 50% amount is shown in the "Number of Shares/Units of Stock that have not Vested" column as these are no longer subject to the three-year performance assessment. The number of PSUs shown in the "Equity Incentive Plan Awards" column represents the maximum number of PSUs, minus the 50% amount, as performance is tracking above target level as of December 31, 2014. For additional terms relating to these PSUs, see "Compensation Discussion and Analysis - What We Pay and Why We Pay It - Long-Term Incentives."

(9)
Represents PSUs that are fully vested at the end of a three-year performance period ending December 31, 2016. The shares underlying the PSUs convert into common shares on a one-to-one basis approximately two years following the vesting date and are distributed. The number of PSUs earned will be based on the Company's performance relative to pre-established threshold, target and maximum cumulative earnings per share goals for the three-year performance period. If the threshold (minimum) performance level is not achieved, the performance share units will be forfeited. The number of PSUs will be further adjusted upward or downward by reference to a TSR factor which will be based on the Company's TSR percentile ranking over the same three-year performance period as measured against a group of other banking companies. In this table, the maximum number of PSUs is shown as performance is tracking above target level as of December 31, 2014. For additional terms relating to these PSUs, see "Compensation Discussion and Analysis - What We Pay and Why We Pay It - Long-Term Incentives."

2014 Option Exercises and Stock Vested
The following table shows the number of stock option awards exercised by each named executive officer in 2014 and the value realized on exercise. It also shows the number of shares acquired upon the vesting of restricted stock awards and the value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
Larry D. Richman	—	—	21,791	(2)	628,888
Kevin M. Killips	—	—	11,825		350,609
Bruce R. Hague	—	—	22,589		651,919
Bruce S. Lubin	—	—	8,856		264,372
Karen B. Case	—	—	10,116		297,442

(1)
Represents the aggregate dollar amount realized by the named executive officer upon the vesting of stock awards during 2014. The dollar amount represents the number of shares acquired or earned on vesting multiplied by the market closing price of our common stock on the vesting date.

(2)	Includes 7,892 RSU shares that vested but for which settlement is deferred as described in footnote 5 of the table immediately above.

2014 Nonqualified Deferred Compensation
Our named executive officers and members of the Board of Directors of the Company and its subsidiaries are eligible to participate in the PrivateBancorp, Inc. Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan that permits participants to defer receipt of cash compensation otherwise payable to them. Except for an "earnings" credit on the deferred amounts, the Company does not provide any contributions or credits to participants under the Deferred Compensation Plan.
Under the Deferred Compensation Plan, named executive officers who participate in the plan may elect to defer up to 50% of annual base salary and 100% of annual incentive amounts (other than awards granted under any equity compensation plan). Directors may elect to defer up to 100% of their cash director fees. Amounts deferred are credited to an account maintained under the plan. This account reflects the Company’s liability to the participant; no funds are deposited into a trust or otherwise set aside to pay the deferred amounts. Amounts deferred will be paid at a future date, which may be the date of a change in control of the Company, or at termination of employment or service as a director, or as the participant may elect in advance. Payment is made in a lump sum or annual installments up to 10 years. All elections and payments under the plan are subject to compliance with requirements of Section 409A of the Code which may limit elections and require a delay in payment of benefits in certain circumstances.
While deferred, amounts are credited with "earnings" as if they were invested in either a fixed income account with interest credited based on the lower of our prime rate or 120% of the applicable federal rate, or in deferred stock units ("DSUs"), as the participant may elect at the time the amounts are deferred. The interest crediting rate during 2014 was 3.25%. The balances of the participants’ accounts under the plan are adjusted from time to time, depending on the performance of the investment options elected. Upon distribution, the portion of the participant’s account credited to the fixed income option is paid in cash and the amount credited in DSUs is paid in shares of Company common stock.
The following table sets forth information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during 2014 and the aggregate balance of the accounts as of December 31, 2014. Similar information relating to our non-employee directors can be found in the Director Compensation Table.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Larry D. Richman	—	—	—	—	—
Kevin M. Killips	—	—	—	—	—
Bruce R. Hague(3)	19,460	—	22,834	—	176,863
Bruce S. Lubin(3)	42,625	—	5,556	—	189,939
Karen B. Case(3)	55,925	—	14,279	—	373,544

(1)	Executive contributions for the last fiscal year represent a portion of the salary earned in 2014 and in the case of Mr. Lubin, a portion of the incentive compensation paid in 2014.

(2)	Includes the change in value of deferred stock unit investments during the year.

(3)
Contributions are included with 2014 salary and non-equity incentive compensation totals in the Summary Compensation Table above. Earnings are not included in the Summary Compensation Table; see footnote 3 to the Summary Compensation Table. Of the aggregate balances at the end of 2014, the entire amounts (exclusive of any withdrawals and earnings) were disclosed in the Summary Compensation Table in proxy statements relating to prior years in which the executive was a named executive officer for such year. For Ms. Case, her aggregate balance at the end of 2014 includes contributions and earnings relating to periods for which she was not a named executive officer.

Potential Payments Upon Termination or Change in Control
Our employment agreements were entered into with Messrs. Richman, Killips, Hague and Lubin and Ms. Case at the time they joined us in 2007 (2009 for Mr. Killips). The agreements include the following provisions:

General Provisions	•	Title, duties and responsibilities

Compensation Provisions	•	Minimum level of base salary, subject to review and possible increase from time-to-time; decreases in base salary are limited to across-the-board salary reductions applicable to senior executives

	•	Participation in annual incentive plan with minimum target opportunity, equity awards, and other benefit and fringe benefit plans

Severance Protection	•
Triggered in event of involuntary termination without cause or voluntary resignation for good reason.  Good reason generally means: (a) a diminution in duties or seniority, (b) requiring the executive to relocate more than 50 miles from Chicago, (c) in the case of Mr. Richman, not re-electing him as a director, or (d) in the case of a named executive officer other than Mr. Richman, reducing base salary or target annual bonus opportunity (other than a proportionate reduction applicable to all executives unless that proportionate reduction occurs within two years of a change of control).

•
Severance benefits based on 100% (150% for Mr. Richman) of the sum of base salary plus the average annual bonus for the prior three years; plus a pro rata bonus for the year of termination equal to the prior year’s bonus; subsidized health insurance coverage for 12 months (18 months for Mr. Richman)

Change in Control Protection	•
Triggered in event of involuntary termination without cause or voluntary resignation for good reason within two years following or six months prior to a change in control; in the case of Mr. Richman, "good reason" would include his voluntary termination of employment during the 90-day period beginning on the first anniversary of the date of a change in control

•
Severance benefits equal to a multiple (300% - Richman; 200% - Killips, Hague, Lubin, Case) of the sum of base salary and the higher of the prior year’s bonus or the average of the last three years’ annual bonuses, plus a pro rata bonus for the year of termination equal to the prior year’s bonus, subsidized health insurance coverage for 24 months (36 months for Mr. Richman) and outplacement assistance

•
Full golden parachute excise tax gross-up if "parachute" payments exceed the threshold level for the golden parachute tax by more than 10%; if the excess is less than 10%, the payments will be reduced below the threshold (except in the case of Mr. Richman who is entitled to full golden parachute excise tax gross-up in all circumstances in which "parachute" payments exceed the threshold level for the golden parachute tax)

Confidentiality and Restrictive Covenants	•	Obligated to not disclose or misuse confidential information

•
While employed with the Company and for one year thereafter, precluded from (a) soliciting clients or customers to not do business with the Company, (b) soliciting employees to terminate their employment with the Company and (c) joining a competing financial institution

•
Breach of non-competition provision results in forfeiture of initial equity award received upon joining the Company and obligation to return any shares from such award then held or amounts realized upon sale of shares from those awards received during the three-year period preceding the date of termination

	•	Breach of other commitments subjects executive to suit for injunctive relief and damages
The following discussion looks at each termination of employment situation – voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability, and a change in control of the Company, and describes additional amounts, if any, that the Company would have paid or provided to Messrs. Richman, Killips, Hague, Lubin or Case or their beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2014 and that the value of a share of our stock on that day was $33.40, the closing price on December 31, 2014.
In addition, the following discussion and amounts only include the payments and benefits that are enhanced by the termination of employment or change in control. Payments and benefits at termination that are not reflected include:

•	benefits accrued under the Company’s KSOP in which all employees are eligible to participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	balances accrued under our Deferred Compensation Plan;

•	stock options that have vested and are exercisable; and

•	restricted stock or restricted stock units that have vested (regardless of whether or not such underlying shares have been settled).
For convenience, the payments and benefits described above are referred to in the following discussion as the executive’s "vested benefits."
Voluntary Resignation; Retirement
We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation. Upon voluntary resignation, the executive is bound by the confidentiality agreement and restrictive covenants contained in the employment agreement. A voluntary resignation that qualifies as a retirement may enhance the treatment of outstanding equity awards upon departure. None of our named executive officers has qualified for retirement treatment with respect to any outstanding equity awards as of December 31, 2014. We changed the retirement eligibility criteria for awards granted in 2015.  For information regarding that change, see “Compensation Discussion and Analysis - What We Pay and Why We Pay It - Determination of Final 2014 Annual Incentive Amount for Our CEO and Named Executive Officers.”
Discharge for Cause
We are not obligated to pay any amounts over and above vested benefits if an executive’s employment terminates because of discharge for cause and the executive is bound by the confidentiality commitment and restrictive covenants contained in his employment agreement with us. Additionally, the executive’s right to exercise vested options expires upon discharge for cause.
Death or Disability
We provide our employees, including our named executive officers, with group life, accidental death and dismemberment, and short- and long-term disability coverage. The group life insurance benefit is equal to two times base salary (and commissions, if applicable) to a maximum of $400,000. The death benefit for each named executive officer is $400,000. The accidental death and dismemberment benefit is equal to two times base salary to a maximum of $400,000 for each of our named executive officers. The long-term disability benefit, which is set forth in the next table below, is a monthly benefit equal to 60% of monthly salary at the time of disability up to a maximum benefit of $20,000 per month, payable until the executive reaches approximately age 66 or 67. The amount of the payment, assuming long-term disability were to occur on December 31, 2014, is set forth in the table below.

	Long-Term Disability Benefits(1)
Name	Monthly Amount ($)	Months of Coverage (#)	Total Payments ($)
Larry D. Richman	20,000	39	780,000
Kevin M. Killips	20,000	64	1,280,000
Bruce R. Hague	20,000	69	1,380,000
Bruce S. Lubin	20,000	54	1,080,000
Karen B. Case	18,775	124	2,328,100

(1)
Long-term disability benefits are an obligation of the Company’s disability insurance carrier and, therefore, the benefits are not an obligation of the Company. Amounts do not include short-term disability benefits which would equal approximately three months of continued salary payments.

In addition, in the event of death or disability, all unvested restricted shares vest immediately. There is no acceleration of stock option vesting in the event of death or disability. In the case of performance share units, death or disability will result in a pro-rated payout determined after the measurement period ends based on the number of shares that would have been earned as a result of the actual achievement relative to the performance criteria for the full three-year period, adjusted for the period of time the named executive officer was employed during the performance period. In such instances, distribution of the pro-rated number of shares will be made at the same time as when other named executive officers receive their distributions.
The following table reflects the value of accelerated equity awards as of December 31, 2014 assuming death.

	Restricted Stock Awards		Options		Performance Share Units
Name	Number(1) (#)	Value(2) ($)	Number (#)	Value ($)	Number(3) (#)	Value(2) ($)
Larry D. Richman	85,384	2,851,826	—	—	16,776	560,318
Kevin M. Killips	32,836	1,096,722	—	—	6,500	217,100
Bruce R. Hague	23,551	786,603	—	—	6,469	216,065
Bruce S. Lubin	30,452	1,017,097	—	—	5,833	194,822
Karen B. Case	13,140	438,876	—	—	4,598	153,573

(1)
Total number of unvested restricted shares that would become immediately vested upon death as of December 31, 2014. For additional information on these unvested shares, see the "Outstanding Equity Awards as of December 31, 2014" table.

(2)	Represents the value of shares based on the closing price of our common stock on December 31, 2014 of $33.40.

(3)
The number of PSUs earned will be based on the Company's performance relative to pre-established threshold, target and maximum cumulative earnings per share goals for the three-year performance period and for the PSUs granted in 2014, a modifier based on relative TSR performance. In this table, it is assumed performance will be at target, with death on December 31, 2014. The shares underlying the PSUs would convert into common shares on a one-to-one basis approximately two years following the vesting date and would be distributed at that time.

Discharge Not for Cause; Resignation due to Constructive Discharge
Our employment agreements obligate the Company to pay severance benefits if an executive’s employment is involuntarily terminated other than for cause and require the executive to sign a general release and waiver of claims. The executive is also obligated to comply with the confidentiality commitments and the restrictive covenants contained in his employment agreement with us. The resignation by the executive under circumstances that constitute constructive discharge is considered an involuntary termination without cause. Constructive discharge will arise in the event of an uncured material breach by the Company or the Company requires the executive to move to an office location more than 50 miles away from his or her current location.
The following table summarizes the severance benefits that would have been payable if the executive’s employment had been terminated involuntarily without cause or voluntarily terminated for good reason on December 31, 2014. In such termination circumstances, there would be no incremental vesting of outstanding equity awards.

	Salary and Bonus Continuation
Name	Monthly Amount ($)	Number of Months (#)	Total Continuation Payments ($)	Pro-Rata Annual Bonus ($)	Medical Benefits(1) ($)	Total ($)
Larry D. Richman	146,330	18	2,633,937	1,192,873	12,708	3,839,518
Kevin M. Killips	79,579	12	954,953	490,858	4,282	1,450,093
Bruce R. Hague	74,762	12	897,143	453,528	12,505	1,363,176
Bruce S. Lubin	74,711	12	896,535	479,606	8,472	1,384,613
Karen B. Case	55,718	12	668,612	362,136	12,505	1,043,253

(1)	Reflects amount of health benefit continuation (COBRA) premium payable by the Company during the salary continuation period.

Change in Control
We have special provisions in our employment agreements and plans in the event of a change in control of our Company. A change in control will generally occur if a person or group acquires more than 30% of our voting stock, there is an unwelcome change in a majority of the members of our Board of Directors, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than one-half of the members of the board of the merged company were not members of our Board. A change in control will also occur if our stockholders approve our dissolution, we sell or transfer more than 50% of the voting stock of the Bank or we sell all of the Bank’s assets to an entity other than one of our subsidiaries.
The severance benefits payable under our employment agreements are enhanced in the event of involuntary termination upon or within six months before or two years after a change in control. For this purpose, an involuntary termination would include an instance in which the executive voluntarily terminates for good reason. In the case of Mr. Richman, "good reason" includes a circumstance in which he voluntarily terminates during the 90-day period which begins on the first anniversary of the date of a change in control. The change in control coupled with the above-described termination events constitute a "double trigger" that must be satisfied in order to cause the payment of the enhanced severance benefits under our employment agreements to be payable.
If a double trigger occurs, the requirement to execute a general release and waiver and abide by the confidentiality commitments and restrictive covenants of the agreement apply. The enhanced benefits consist of a lump sum payment of approximately three years’ pay for Mr. Richman and two years’ pay for Messrs. Killips, Hague and Lubin and Ms. Case, and other benefits as described below, including continued health insurance coverage and outplacement assistance. "Pay" for this purpose includes base salary and an annual bonus amount based on the prior year’s bonus or, if greater, the average of the past three years’ bonuses. In addition, each named executive officer is entitled to a pro-rata bonus for the year of termination based on the amount of the prior year’s bonus amount.
In the event the severance payments and other incremental benefits triggered by a change in control exceed the threshold for such "golden parachute" payments by more than 10%, the employment agreements provide for an excise tax gross-up payment; if such "golden parachute" payments exceed the threshold by less than 10%, the payments will be reduced to an amount below the threshold (except in the case of Mr. Richman who is entitled to an excise tax gross-up payment in any circumstance in which the change in control-related payments exceed the applicable threshold).
Since 2011, all equity awards granted to the named executive officers under our 2011 Incentive Compensation Plan do not provide for automatic acceleration of vesting upon a change in control. If the unvested award is continued, or is replaced by an award of equal value, then no acceleration of vesting will occur upon the change in control. If the recipient is subsequently terminated other than for cause or resigns for good reason within two years of the change in control, then, upon such termination, the replacement award will vest in full.
The following table summarizes the change-in-control related benefits for the named executive officers. We have assumed a change in control occurred and the named executive officer’s employment terminated on December 31, 2014.

	Severance Payments			Equity Awards
	Cash Lump	Tax Gross-Up	Total Severance	Options		Restricted Shares, RSUs and PSUs		Other	Total
Name	Sum ($)	Payment ($)	Payments ($)	Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)	Benefits(5) ($)	Value ($)
Larry D. Richman	7,696,492	3,371,576	11,068,068	78,304	970,047	120,330	4,019,022	65,417	16,122,554
Kevin M. Killips	2,532,574	—	2,532,574	33,149	420,334	46,332	1,547,489	33,564	4,533,961
Bruce R. Hague	2,337,584	—	2,337,584	33,401	474,695	36,168	1,208,011	50,009	4,070,299
Bruce S. Lubin	2,398,818	—	2,398,818	29,732	377,741	42,532	1,420,569	41,944	4,239,072
Karen B. Case	1,837,408	—	1,837,408	25,063	338,728	22,742	759,583	50,009	2,985,728

(1)	Total number of unvested stock options as of December 31, 2014 that would become immediately vested upon a change in control and termination of employment assuming no replacement award is provided.

(2)	Represents the value of unvested stock options based on the difference between $33.40, the closing stock price on December 31, 2014, and the exercise price of each stock option.

(3)
The total number of unvested restricted shares, RSUs and PSUs as of December 31, 2014 that would become immediately vested upon a change in control and termination of employment assuming no replacement award is provided. In the case of PSUs, the number of PSUs earned is equal to those at "target" level performance or if greater, the amount determined by the Committee to have been earned based on performance through the date of the Change of Control. For purposes of this table, we are assuming target level payouts for PSUs.

(4)	Represents the value of restricted shares, RSUs and PSUs based on $33.40, the closing stock price on December 31, 2014.

(5)
Reflects the amount of health benefit continuation (COBRA) premium to be paid by Company during the coverage continuation period and the estimated value of outplacement assistance. The employment agreement for each executive officer provides that in the event of termination due to a change-in-control, the executive may maintain COBRA medical coverage at reduced rates for up to 36 months, in the case of Mr. Richman, and 24 months in the case of Messrs. Killips, Hague and Lubin and Ms. Case. Additionally, Mr. Richman is entitled to outplacement assistance for 24 months and the other named executive officers would receive such assistance for 12 months.

Compensation Committee Interlocks and Insider Participation

Messrs. Rabin and Nicholson and Ms. Collins and Ms. McKissack each currently serve on the Compensation Committee. Certain of these individuals and/or entities affiliated with them have engaged in certain transactions with the Bank, in the ordinary course of the Bank’s business, during the last year. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features.

DIRECTOR COMPENSATION

We compensate our non-employee directors with cash and equity-based compensation, as described and set forth in the table below. In October 2014, based on advice and analysis received from Towers Watson (the Compensation Committee's newly engaged independent compensation consultant), as well as based on updated peer and market information and feedback on our non-employee director compensation received during our 2014 director recruitment process, the Compensation Committee recommended to the Board and the Board approved the following changes, effective as of October 2014:

•	increased the annual retainer for the non-executive Chairman from $50,000 to $60,000;

•	increased the annual retainer for the Chair of the Compensation Committee from $10,000 to $15,000 based on increased responsibilities due to investor focus on executive compensation;

•	added an annual cash retainer of $10,000 for the Chair of the Trust Committee of our subsidiary bank (The PrivateBank and Trust Company) - Mr. Mandell; and

•	added a fee of $10,000 for each committee on which a director serves.

As a result of these changes, our non-employee director compensation program now consists of the following:

Structure of Non-Employee Director Compensation
Cash Retainers (1)
Board Member	$50,000
Committee Member (2)	$10,000
Non-Executive Chairman	$60,000
Chair of the Audit, Business Risk and Compensation Committees	$15,000
Chair of the Corporate Governance Committee	$10,000
Chair of The PrivateBank and Trust Company (the "Bank") (3)	$50,000
Chair of the Trust Committee of the Bank	$10,000

Equity Retainer (4)	$50,000 in the form of RSUs
___________
(1) Payable quarterly.
(2) Applicable for each holding company and Bank board committee on which a director serves.
(3) In addition to the $50,000 cash retainer for his position as Chair of the Bank, Mr. Bobins also receives monthly compensation for his additional duties as described below under "-Mr. Bobins' Compensation."
(4) As noted in the table below, Mr. Roche did not receive RSUs and instead the cash value was paid to GTCR. The RSUs granted in May 2014 vest in equal monthly installments and will be fully vested on the date of the 2015 Annual Meeting. For RSUs granted in 2015, they will vest in quarterly installments over one year. Regardless of vesting, the shares are not distributed until a director’s board service ends for any reason.

In addition, all directors are eligible to participate in the Company’s Deferred Compensation Plan. This program allows the directors to defer receipt of cash amounts payable to them and to elect to receive deferred payment in the form of cash or deferred stock units, which are payable in stock when the units are distributed from the plan.

Each of the Company’s directors is also a director of the Bank. Other than as described for the Chairman of The PrivateBank and Trust Company (Mr. Bobins) and the Chair of the Bank's Trust Committee (Mr. Mandell), non-employee directors do not receive any additional compensation for serving on the Bank’s Board of Directors. The following table sets forth information regarding the compensation of the Company’s non-employee directors.

Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) (2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)		Total ($)
Norman R. Bobins(6)	557,500	40,009	—	—	760	(7)	598,269
Robert F. Coleman	70,000	40,009	—	—	742		110,751
Michelle L. Collins(8)	17,500	16,010	—	—	—		33,510
James M. Guyette	112,500	40,009	—	—	742		153,251
Ralph B. Mandell	57,500	40,009	—	—	79,315	(9)	176,824
Cheryl Mayberry McKissack	67,500	40,009	—	—	742		108,251
James B. Nicholson	57,500	40,009	—	—	689		98,198
Edward W. Rabin	70,000	40,009	—	—	742		110,751
Collin E. Roche(10)	100,000	—	—	—	—		100,000
William R. Rybak	72,500	40,009	—	—	742		113,251
Alejandro Silva	57,500	40,009	—	—	742		98,251

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 as determined based on the closing price-per-share of our common stock on the date of grant adjusted for a 20% lack of marketability discount (36% in the case of Ms. Collins) due to transfer restrictions on the shares underlying the RSUs that result from delayed settlement of the award.

(2)
The stock award is represented by 1,881 RSUs for each director other than Ms. Collins and Mr. Roche. Ms. Collins received a pro-rated equity award of 752 RSUs when she joined the Board. Mr. Roche did not receive an equity award; rather all his director fees were paid to his employer, GTCR, in cash. As of December 31, 2014 for each director other than Ms. Collins and Mr. Roche, 1,097 units had vested and the remaining 784 units were scheduled to vest in equal monthly installments through the date of the 2015 Annual Meeting. Ms. Collins' award vested 50% on March 1, 2015 and the remaining 50% is scheduled to vest on the date of the 2015 Annual Meeting. Distribution of the common stock underlying the RSUs will occur upon a director’s termination of service for any reason.

(3)
The following table lists outstanding vested option awards and unvested stock awards held by each of the non-employee directors listed above as of December 31, 2014. As of that date, our non-employee directors do not hold any unvested option awards.

Name	Outstanding Vested Option Awards (#)	Outstanding Unvested RSU Awards (#)
Norman R. Bobins	62,500	784
Robert F. Coleman	9,000	784
Michelle L. Collins	—	752
James M. Guyette	9,000	784
Ralph B. Mandell	—	784
Cheryl Mayberry McKissack	9,000	784
James B. Nicholson	—	784
Edward W. Rabin	9,000	784
Collin E. Roche	—	—
William R. Rybak	9,000	784
Alejandro Silva	9,000	784

(4)	In 2014, no interest was earned under the Deferred Compensation Plan at a rate that exceeded 120% of the Applicable Federal Rate.

(5)
Except with respect to Mr. Mandell, amounts shown for each director consist solely of dividends paid on RSU awards. See footnote 9 to this table for information regarding the amount shown for Mr. Mandell.

(6)	See "-Mr. Bobins’ Compensation" below for a discussion of Mr. Bobins’ compensation arrangements.

(7)
The amount shown under "All Other Compensation" for Mr. Bobins does not include any expense allocation for office space made available to Mr. Bobins within existing leased space at no incremental cost to the Company. The amount also excludes the cost of certain employees of the Bank whose services are leased to Mr. Bobins’ consulting firm. See "Transactions with Related Persons."

(8)	Ms. Collins joined the Board in November 2014 and received pro-rated fees.

(9)
Includes the value of parking benefits provided to Mr. Mandell and dividends paid on RSU awards in 2014.  Also includes the value ($75,098 based on the aggregate incremental cost to the Company) of office space located within our headquarters that we provided to

Mr. Mandell during 2014.  The value of such office space was calculated by multiplying the aggregate per-square-foot occupancy expense for our headquarters (which includes, among other things, rent, janitorial services, computers, furniture and utilities) by the square footage provided to him.

(10)
By agreement relating to GTCR’s investment in the Company, all compensation earned by Mr. Roche as a director in 2014 was paid directly to GTCR Golder Rauner, L.L.C. in cash. Mr. Roche resigned from the Board in November 2014.

During 2014, Mr. Richman was an employee of the Company and/or its subsidiaries. As such, he did not receive separate compensation for his service as a director in 2014. See "Compensation Discussion and Analysis" and the Summary Compensation Table and other disclosures under "Executive Compensation" for information relating to the compensation paid to Mr. Richman during 2014.
Mr. Bobins’ Compensation
Mr. Bobins is a member of the Board of Directors of the Company and also serves as non-executive Chairman of the Board of the Bank. In connection with such service, Mr. Bobins receives the same cash retainer and regular equity awards as our other non-employee directors of the Company, as well as a $50,000 lump-sum cash retainer and $37,500 payable monthly for his position as non-executive Chairman of the Board of the Bank. In his role as Chairman of the Bank, Mr. Bobins is actively involved in establishing the Bank’s strategic direction, cultivating new business opportunities and advising on matters related to retention and expansion of client relationships. He also maintains a significant role in the Chicago banking community by, among other things, representing the Bank in civic, community and charitable activities and maintaining a presence on behalf of the Bank in banking industry trade associations and, as needed, legislative and regulatory initiatives. Our compensation arrangements with Mr. Bobins are subject to annual review and adjustment as deemed appropriate by the Board as part of its annual review of director compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and certain other beneficial owners of the Company’s common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, the Company believes that for 2014, all required filings were timely filed by each of its directors and executive officers.

TRANSACTIONS WITH RELATED PERSONS
Related Party Transaction Policy and Procedures
We or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, 5% or more beneficial owners of any class of our voting securities, and immediate family members of these persons. Certain transactions with these related persons are considered "related party transactions" and may include transactions with entities in which a related person has a direct or indirect material interest. We have a policy regarding the review and approval or ratification of related party transactions. Except for certain transactions approved by the Board of Directors or subject to standing pre-approval, our Audit Committee reviews and approves or ratifies related party transactions based on relevant information it deems to be appropriate. Factors to be considered include, among others, the benefits to the Company, the terms of the transaction, the nature and extent of the related person’s interest in the transaction, the availability of other sources for comparable services or products and whether the proposed transaction is on terms and made under circumstances that are considered at least as favorable to us as would be available in transactions with unaffiliated third parties.
Related Party Transactions

Some of our executive officers and directors are, and have been during the preceding year, clients of the Bank, and some of our executive officers and directors are direct or indirect owners of 10% or more of the beneficial ownership of corporations or companies which are, or have been in the past, clients of the Bank. As clients, they have had transactions with the Bank, in the ordinary course of business of the Bank, including borrowings that are or were made on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with non-affiliated persons. In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features when made. The Board of Directors considers the aggregate credit relationship between each director and the Bank when determining the director’s independence.
Among the various personal and commercial loans we have made in the ordinary course of business to certain affiliates, we extended a home equity line of credit in March 2002 to Mr. Coleman, a director, at a rate of 4.75%, consistent with prevailing rates and terms at the time. The current interest rate on the loan is 4.00%. As of each of December 31, 2014 and March 10, 2015, the loan had an outstanding balance of $1.5 million. As of March 10, 2015, all payments on the loan are current and management believes the loan to be fully collateralized. During 2014, Mr. Coleman made interest-only payments on the loan of $60,000.
In connection with significant investments by GTCR Golder Rauner II, L.L.C. ("GTCR") and related entities in the Company in 2007, 2008 and 2009, the Company entered into various agreements that afforded GTCR certain preemptive rights, certain registration rights, the right to nominate a Board representative, and the right to designate an observer representative to attend Board and committee meetings. Collin Roche, a principal of GTCR, served as a member of the Board until November 2014.The agreements also provided for reimbursement to GTCR for certain expenses in connection with its investment in the Company not to exceed $300,000. Due to reductions of its holdings in the Company during the year, the various rights GTCR had under the above-referenced agreements expired in late 2014, and the full amount of reimbursements have been made.
Mr. Bobins serves the Company as Chairman of the Bank and is provided offices within the Bank’s premises. In addition, the Company has agreed to make available to Norman Bobins Consulting LLC on a fully costed basis the services of certain employees under an employee leasing arrangement. The agreement calls for regular monthly payments with an annual true-up to adjust for actual costs. This agreement continues in effect so long as Mr. Bobins serves as a director of the Bank but may be terminated by either party upon 60 days’ notice. Norman Bobins Consulting LLC paid the Company approximately $438,000 under this arrangement for 2014.
Mr. Mandell’s daughter-in-law was employed by the Bank as a managing director until August 2014. She was not an executive officer of the Company. At the time of her departure, we entered into a separation agreement with her providing certain benefits in exchange for, among other things, her agreement to not solicit the Company’s customers for a certain period of time. The separation payments made to Ms. Mandell under this arrangement are spread out over the term of her non-solicitation arrangement which expires in mid- 2015. Pursuant to her employment during 2014 and the separation agreement, Ms. Mandell has or will receive from the Company payments of approximately $200,000, and the Company will provide certain outplacement/career services and cover certain healthcare continuation costs.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Under its charter, the Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm. However, at the Annual Meeting, stockholders will be asked to vote on the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") for fiscal year 2015. The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014 was Ernst & Young. The Company’s Audit Committee has selected Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.
Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required. However, the Board of Directors is submitting the selection of Ernst & Young as the Company’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection. If the stockholders fail to ratify Ernst & Young as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.
Management has invited representatives of Ernst & Young to be present at the Annual Meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.
Unless marked to the contrary, the shares represented by the accompanying proxy card will be voted "FOR" ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2015.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG FOR FISCAL YEAR 2015.
Principal Accounting Firm Fees _
The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2013 and 2014, respectively:

	2013	2014
Audit Fees	$1,761,224	$1,722,905
Audit Related Fees	103,000	105,000
Tax Fees	99,525	442,387
All Other Fees	97,478	—
Total	$2,061,227	$2,270,292

Audit fees for 2013 and 2014 consist primarily of fees and expenses for the audits of the Company's annual consolidated financial statements and internal control over financial reporting, as well as the review of interim condensed consolidated financial information included in the Company's reports filed with the SEC. Additionally, both 2013 and 2014 include fees for services normally provided by an independent auditor in connection with statutory and regulatory filings.
Audit-related fees for 2013 and 2014 consist primarily of fees for attest services for our Asset Management group's custody processing services.
Tax fees for 2013 and 2014 included fees related to tax compliance services, assistance with routine tax audits and tax planning and consulting services. Fees for tax compliance services in 2013 and 2014 totaled $83,600 and $397,237, respectively. The 2014 amount includes approximately $331,000 for trust tax compliance services, a substantial portion of which is reimbursed by trust services clients.
Other fees for 2013 principally consist of permitted advisory services for the Company's FDIC assessment.

Pre-approval Procedures
Generally, the full Audit Committee considers any proposed engagement of the independent registered public accounting firm to render audit or permissible non-audit services for pre-approval. From time to time, the Audit Committee may delegate the pre-approval responsibility to the Chair of the Audit Committee, subject to the ratification of the full Committee.
All of the services provided by the independent registered public accounting firm in 2013 and 2014 were approved in compliance with the Audit Committee's Audit Pre-Approval Policy and Procedures.

AUDIT COMMITTEE REPORT
The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are "independent" within the meaning of the NASDAQ listing standards and satisfy the heightened independence standards under the SEC rules. The Committee operates under a written charter. The Board appoints the Audit Committee and its Chair, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Rybak as the "audit committee financial expert." The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.
The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent registered public accounting firm for 2014, Ernst & Young, is responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles as well as expressing an opinion as to the effectiveness of internal controls over financial reporting, based upon the 2013 COSO framework.
The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2014. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Standard of Auditing Standards No. 61, Communications with Audit Committees.
Ernst & Young also provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding an independent accountant’s communications with an audit committee concerning independence. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with these requirements, the Audit Committee considered whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young that firm’s independence from the Company.
Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.
This report is submitted on behalf of the current members of the Audit Committee:
William R. Rybak (Chair)
Robert F. Coleman
James B. Nicholson
Edward W. Rabin
Alejandro Silva

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE
TO APPROVE 2014 EXECUTIVE COMPENSATION
Background and Description of the Proposal
Pursuant to rules adopted by the Securities and Exchange Commission we are presenting the following advisory, non-binding proposal, which gives our stockholders the opportunity to endorse or not endorse the compensation earned by our named executive officers in 2014 by voting for or against the following resolution:
"RESOLVED, that the stockholders approve the 2014 compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders."
While this vote is non-binding in nature, we value the opinion of our stockholders and the Board of Directors and its Compensation Committee will consider the results of the advisory vote when making its future executive compensation decisions.
We are required to conduct this stockholder advisory vote on executive compensation at least once every three years under applicable SEC rules. At our 2013 Annual Meeting of Stockholders, a majority of the shares voted were cast in favor of holding future advisory votes on executive compensation on an annual basis. After consideration of that stockholder vote, and in line with its recommendation disclosed in our 2013 Proxy Statement, our Board has determined that it intends to include an advisory vote on executive compensation at each Annual Meeting until such time as the Board determines to again seek stockholders’ input on the frequency of such votes. The Company will be required to hold another stockholder advisory vote on the frequency of votes on executive compensation no later than its 2019 Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
APPROVAL OF THIS PROPOSAL ON 2014 EXECUTIVE COMPENSATION.
Reasons in Support of a Vote "FOR" the Proposal
As more fully described in the Compensation Discussion and Analysis, in 2014, our management team continued to grow our company and improve our profitability and stockholder return.
Highlights include:

•	2014 was the sixth consecutive year of improving our bottom line results while continuing our growth.

•	We increased total loans by 12% and total deposits by 9% during 2014 to $11.9 billion and $13.1 billion, respectively.

•	Earnings per share was up 24% to $1.94 in 2014 from $1.57 in 2013. Net income was up 25% compared to 2013.

•	Our total stockholder return for 2014 was 16%, second best within our peer group, and 277% over the last five years.
The 2014 executive compensation decisions made by our Compensation Committee considered the Company’s strategic progress and strong financial and stock price performance. The Committee also understood the need to continue to incentivize future achievement of long-term strategic goals. The Compensation Committee also took into account differentiated individual performance among our executives. The Committee believes its 2014 executive compensation determinations provide competitive compensation that retains and motivates our named executive officers to continue to deliver improving results.
We believe that our executive compensation program represents a reasonable and appropriate investment that advances the long-term interests of stockholders. We believe that this advisory vote should reflect stockholders’ view on the alignment of current compensation plans to our recent financial performance, our strong 2014 stock price performance as well as our long-term prospects.
This vote is non-binding. However, we highly value the opinions of our stockholders. Accordingly, the Board of Directors and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions. We encourage stockholders to review carefully the "Compensation Discussion and Analysis" section of this Proxy Statement, as well as the compensation tables and related disclosures, for an in-depth discussion and detailed information about the Company’s executive compensation, and to vote "FOR" this proposal.

OTHER MATTERS

Householding
The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials to those stockholders. This method of delivery, often referred to as "householding," reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.
If a broker or other nominee holds your shares, this means that:

•
Only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless you notify Broadridge at (800) 542-1061 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

•
You can contact us by calling (312) 564-2000 or by writing to PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, IL 60603, Attention: Investor Relations, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.
If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Alliance Advisors, LLC, at (973) 873-7700 or at:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Notice Of Business To Be Conducted At An Annual Meeting of Stockholders
Pursuant to the Company’s by-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of Directors and proper matters submitted in advance by a stockholder. The Company's by-laws set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to the Corporate Secretary of the Company not less than 120 days prior to the annual meeting date. If the 2016 annual meeting is held on May 19, 2016, the date currently contemplated for the meeting, the deadline for advance notice by a stockholder would be January 20, 2016. In the event the Company publicly announces or discloses that the date of the 2016 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the 10th day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.
The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Company that the stockholder beneficially owns, and any material interest of the stockholder in such business. In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Proposals
Assuming the date of our 2016 Annual Meeting of Stockholders is not moved by more than 30 days from the anniversary of the 2015 Annual Meeting, then to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2016 Annual Meeting of Stockholders, a stockholder’s proposal submitted under Rule 14a-8 under the Securities Exchange Act must be received prior to December 14, 2015 by the Corporate Secretary of the Company at the Company’s executive offices at 120 S. LaSalle Street, Chicago, Illinois 60603. If the 2016 Annual Meeting is moved by more than 30 days from the anniversary of the 2015 Annual Meeting, than the deadline is a reasonable time before we begin to print and send our 2016 proxy materials. Any such proposal will be subject to the requirements of Rule 14a-8.
Other Matters Which May Properly Come Before The Meeting
The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
Whether or not you intend to be present at the meeting, you are urged to vote by promptly returning your proxy card, or by voting via telephone or through the Internet. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer R. Evans
General Counsel and Secretary

PrivateBancorp, Inc.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2015.

Vote by Internet

- Go to **www.envisionreports.com/PVTB**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Norman R. Bobins	☐	☐	06 - James B. Nicholson	☐	☐
02 - Michelle L. Collins	☐	☐	07 - Edward W. Rabin	☐	☐
03 - James M. Guyette	☐	☐	08 - Larry D. Richman	☐	☐
04 - Ralph B. Mandell	☐	☐	09 - William R. Rybak	☐	☐
05 - Cheryl Mayberry McKissack	☐	☐	10 - Alejandro Silva	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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1 U P X 2 3 1 0 6 4 1

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PrivateBancorp, Inc.

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Proxy — PrivateBancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints Jennifer R. Evans and Kevin M. Killips, and each of them, as proxy holder and attorney, with full power of substitution, to appear and vote all of the shares of Common Stock of PrivateBancorp, Inc. that the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of PrivateBancorp, Inc., to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on May 21, 2015, at 9:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of PrivateBancorp, Inc. represented by this proxy as follows, with the understanding that if no directions are given below with respect to any or all of the nominees and proposals, said shares will be voted "For" each of the nominees and "For" Proposals 2 and 3.

Please Vote, Sign, Date And Return The Proxy Card Promptly Using The Enclosed Envelope.

(Continued and to be signed on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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